Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On February 12, 2025, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.4298.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2024 was estimated to be 41.3 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

On September 8, 2022, on the passing of Queen Elizabeth II, His Majesty King Charles III automatically became the Sovereign of Canada. The accession of His Majesty was formally proclaimed by the Government of Canada on September 10, 2022 by way of statutory instrument SI/2022-42. The executive power of the federal Government is vested in the King, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on September 20, 2021. As a result of that election the Liberal Party of Canada formed the Government. As of January 20, 2025, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 153 seats, the Conservative Party of Canada has 120 seats, the Bloc Québécois has 33 seats, the New Democratic Party has 25 seats, and the Green Party of Canada has two seats. There are four independent seats and one vacant seat.

On January 6, 2025, acting on the advice of the Prime Minister, the Governor General issued a Proclamation (SI/2025-9) proroguing the 44th Parliament of Canada until March 24, 2025, when the second session of the 44th Parliament of Canada will commence. Also on January 6, 2025, the Prime Minister announced his intention to resign as Prime Minister and leader of the Liberal Party of Canada once the party has selected a new leader, which is scheduled to occur on March 9, 2025.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Queen Elizabeth II proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 3, 2022, the Coalition avenir Québec party was re-elected and formed a majority government having obtained 90 out of 125 seats in Quebec’s National Assembly (41.0% of the votes cast), as compared to 21 seats (14.4% of the votes cast) for the official opposition Quebec Liberal Party, 11 seats (15.4% of the votes cast) for the Québec solidaire party and three seats (14.6% of the votes cast) for the Parti Québécois.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2024 quarter ended (year-over-year)
	September	June	March	2023	2022	2021	2020	2019
Real GDP annual percentage change (1)	1.5	1.1	0.8	1.5	4.2	6.0	-5.0	1.9
Nominal GDP annual percentage change (2)	4.3	5.1	4.2	2.9	12.4	14.2	-4.0	3.5
GDP Implicit Price Index (2)(3)	2.8	4.0	3.4	1.4	7.9	7.8	1.1	1.5
Consumer Price Index (total items) (3)(4)	2.0	2.7	2.8	3.9	6.8	3.4	0.7	1.9
Industrial Product Price Index (3)	0.7	2.2	-1.6	-1.8	12.8	13.9	-0.4	-0.1
Unemployment Rate (percent) (2)(5)	6.5	6.2	5.9	5.4	5.3	7.5	9.7	5.7
Trade Balance (millions of dollars) (2)	-3,134	-1,572	1,993	1,978	16,215	2,620	-49,062	-33,919

Source: Statistics Canada.

(1)	At market prices, chained 2017 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED OPERATING DEFICIT

(millions of dollars)

	For the years ended March 31(3)
	2024	2023(1,2)	2022	2021	2020
Total revenues	459,549	447,815	413,277	316,446	334,131
Total program expenses, excluding net actuarial losses	466,663	438,555	468,919	608,522	338,467
Public debt charges	47,273	34,955	24,487	20,358	24,447
Annual operating surplus or deficit (-) before net actuarial losses	-54,387	-25,695	-80,129	-312,434	-28,783
Net actuarial losses	-7,489	-9,627	-10,186	-15,295	-10,609
Annual operating deficit	-61,876	-35,322	-90,315	-327,729	-39,392
Accumulated operating deficit at end of year	-1,245,494	-1,183,618	-1,139,975	-1,048,746	-721,360

Source: Public Accounts of Canada 2024 (Volume 1, Table 1.1).

(1)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(2)	The 2023 accumulated operating deficit at beginning of year has been adjusted to account for changes resulting from the introduction of the financial instrument suite of standards in 2023.
(3)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 6 are calculated using real GDP at basic prices, chained 2017 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (chained 2017 dollars) in 2023, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “chained dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 74.1% in 2023 while the remaining 25.9% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2017 chained dollars) by sector in 2013 and over the 2018-2023 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,
	2023	2022	2021	2020	2019	2018	2023	2018	2013
		(millions of 2017 dollars)					(percentage distribution)

Agriculture (1)	33,953	34,922	28,780	35,783	34,972	33,351	1.5	1.6	1.7
Forestry, fishing and hunting	5,499	5,875	6,241	5,741	6,363	6,935	0.2	0.3	0.4
Mining and oil and gas extraction	111,768	110,089	105,153	99,944	108,512	109,496	5.0	5.3	5.0
Manufacturing	213,743	215,345	207,963	195,385	213,615	213,656	9.6	10.4	10.6
Construction	165,762	167,335	165,231	153,595	156,910	155,701	7.4	7.6	8.3
Utilities	45,584	46,755	45,619	45,634	46,118	45,197	2.0	2.2	2.2
Transportation and warehousing	98,261	91,568	78,923	74,098	97,356	94,345	4.4	4.6	4.2
Wholesale and retail trade	232,852	231,060	229,126	215,883	220,001	213,995	10.4	10.4	10.7
Finance, insurance and real estate	455,285	450,039	444,415	422,867	413,606	402,795	20.4	19.7	18.7
Public administration	162,952	158,124	154,832	148,139	150,493	147,654	7.3	7.2	7.5
Health, social, educational, professional and other services	705,602	684,737	644,095	594,595	642,436	625,612	31.6	30.5	30.6

Total (2)	2,230,034	2,194,012	2,106,792	1,988,205	2,089,992	2,048,805	100.0	100.0	100.0

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture and forestry.
(2)	Totals are not always equal to the sum of their components.

Real GDP at market prices grew 1.5% in 2023, higher than what was forecasted in Canada’s Budget 2023 (0.3%), yet slowing from the post-COVID-19 rebound experienced in 2022 (4.2%) and 2021 (6.0%). The Canadian economy shrank by 5.0% in 2020, grew by 1.9% in 2019, and grew by 2.7% in 2018. GDP growth slowed in 2024, posting 0.8% year-over-year growth in the first quarter of 2024, followed by increases of 1.1% and 1.5% in the second and third quarters of 2024, respectively.

The share of service-producing industries in real GDP at basic prices grew between 2013 (71.8%) and 2023 (74.1%). The fastest growing industry in the services sector has been finance, insurance, and real estate, which grew at an average annual growth rate of 2.8% between 2013 and 2023, compared to an average annual growth rate of 2.3% for the overall service sector. The goods-producing sector constituted 25.9% of real GDP at basic prices in 2023, down from 28.2% in 2013. The largest decrease occurred in manufacturing, with its share falling from 10.7% in 2013 to 9.6% in 2023.

Manufacturing was the largest goods-producing industry in Canada by GDP (at basic prices) in 2023. Real manufacturing output rose by 3.1% in 2018, was unchanged in 2019, and fell by 8.5% in 2020. Output rebounded in 2021 and 2022, growing 6.4% and 3.5% respectively, before falling 0.7% in 2023. Year-over-year growth in manufacturing output fell by 2.9%, 3.1% and 3.6% in the first, second and third quarters of 2024, respectively.

The construction sector was the second largest goods-producing sector in Canada in 2023. Construction output grew by 2.9% in 2018 and 0.8% in 2019 before declining by 2.1% in 2020. Growth picked up in 2021 to 7.6% and continued at 1.3% in 2022, before declining by 0.9% in 2023. More recently, construction output has continued to decline on a year-over-year basis by 1.3%, 1.7% and 1.3% in the first, second and third quarters of 2024, respectively.

Mining and oil and gas extraction was the third largest goods-producing industry by GDP in 2023. In 2018, real output from mining and oil and gas extraction rose 4.4%, followed by declines of 0.9% in 2019 and 7.9% in 2020. As it recovered from the COVID-19 pandemic in 2021, the sector grew 5.2%, and further grew by 4.7% and 1.5% in 2022 and 2023, respectively. Over the 2018-2023 period, the sector’s real GDP increased by 2.1%, driven primarily by a 7.7% increase in the oil and gas subsector. Year-over-year output in the mining and oil and gas extraction sector grew 3.4%, 6.7% and 4.4% in the first, second, and third quarters of 2024, respectively.

Although the share of agricultural output2 in total real GDP was only 1.5% in 2023, agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. Wheat crop production was 32.4 million tonnes in 2018, 32.7 million tonnes in 2019, and 35.4 million tonnes in 2020. In 2021, amid drought conditions in Western Canada, wheat yields declined to 22.4 million tonnes. Wheat crop production has since recovered to 34.8 million tonnes in 2022, 32.9 million tonnes in 2023, and 34.3 million tonnes in 2024.

[2]	Agriculture includes support activities for agriculture and forestry.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was $2.9 trillion in 2023. Nominal GDP grew by 4.4% in 2018, and 3.5% in 2019, contracted by 4.0% in 2020, and rebounded with increases of 14.2% in 2021 and 12.4% in 2022, before moderating to 2.9% growth in 2023. On a year-over-year basis, nominal GDP increased by 4.2% in the first quarter, 5.1% in the second quarter and 4.3% in the third quarter of 2024, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31
	2024	2023	2023	2022	2021	2020	2019
	(millions of dollars)
Income
Compensation of employees	1,552,752	1,467,577	1,476,111	1,387,017	1,269,424	1,161,007	1,174,784
Gross operating surplus	799,455	798,236	806,316	856,850	750,091	618,188	608,415
Gross mixed income	377,352	342,947	347,511	319,910	291,090	277,762	275,839
Taxes less subsidies and statistical discrepancy	315,549	304,148	303,872	287,163	225,213	163,570	254,525

Gross Domestic Income	3,045,108	2,912,908	2,933,810	2,850,940	2,535,818	2,220,527	2,313,563

Expenditure
Final consumption expenditure	2,339,224	2,216,007	2,230,737	2,112,021	1,916,486	1,765,871	1,814,251
Household final consumption	1,636,723	1,563,825	1,572,103	1,488,875	1,336,357	1,225,996	1,300,816
General governments final consumption	656,711	608,701	614,848	582,501	542,966	504,084	478,063
Non-profit institutions serving households’ final consumption	45,791	43,480	43,786	40,645	37,163	35,791	35,372
Gross fixed capital formation	686,531	669,553	670,466	654,294	603,253	514,812	522,402
Business gross fixed capital formation	565,813	557,805	557,490	550,007	506,745	424,035	433,936
Residential structures	229,399	225,764	227,244	242,300	239,124	183,854	168,749
Non-residential structures, machinery and equipment	263,513	262,187	260,224	244,212	212,109	192,393	217,322
Intellectual property product	72,901	69,855	70,022	63,495	55,512	47,788	47,865
General governments gross fixed capital formation	116,740	108,271	109,417	100,890	93,758	88,425	86,315
Non-profit institution serving households’ gross fixed capital formation	3,977	3,477	3,559	3,397	2,750	2,352	2,151
Investment in inventories	21,900	28,593	30,565	67,526	13,078	(11,314)	10,699
Exports (goods and services)	989,440	971,148	978,422	967,700	790,542	654,470	748,500
Imports (goods and services)	993,057	972,763	976,444	951,485	787,922	703,532	782,419
Statistical discrepancy	1,071	369	64	884	381	220	130

Gross Domestic Expenditure	3,045,108	2,912,908	2,933,810	2,850,940	2,535,818	2,220,527	2,313,563

Gross Domestic Expenditure in Chained 2017 Dollars	2,411,076	2,384,538	2,385,443	2,349,525	2,255,059	2,128,408	2,241,331

Source: Statistics Canada, Gross domestic product, income- and expenditure-based.

(1)	Seasonally adjusted at annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP grew by 2.7% in 2018 and 1.9% in 2019, before declining by 5.0% in 2020. Since then, real GDP has rebounded by 6.0% in 2021, 4.2% in 2022, and 1.5% in 2023. On a year-over-year basis, Canada’s real GDP grew by 0.8%, 1.1%, and 1.5% in the first, second and third quarters of 2024, respectively.

Real household final consumption expenditure rose 1.5% in 2019, declined by 6.4% in 2020 and returned to growth of 5.9% in 2021 and 5.5% in 2022. In 2023, household spending increased by 1.8%. On a year-over-year basis, household spending grew by 1.5%, 1.6% and 2.2% in the first, second and third quarters of 2024, respectively.

Household savings as a percentage of personal disposable income was 2.1% in 2019, 14.2% in 2020, 9.6% in 2021, 4.0% in 2022 and 3.7% in 2023. The household savings rate was 4.8%, 6.2% and 7.1% (annual rates) in the first three quarters of 2024, respectively.

Real investment in non-residential structures, machinery and equipment grew by 3.2% in 2019, before declining by 12.3% in 2020 and then rebounding with growth of 6.7% in 2021, 6.4% in 2022, and 1.0% in 2023. On a year-over-year basis, non-residential structures, machinery and equipment investment contracted by 3.0%, 3.7% and 2.3% in the first, second and third quarters of 2024, respectively. Real intellectual property products investment increased by 3.7% in 2019 before declining by 0.4% in 2020. Growth then rebounded to 13.7% in 2021 and 9.7% in 2022, before slowing to 4.0% in 2023. On a year-over-year basis, intellectual property products investment grew negative 1.6%, 0.4% and negative 1.8% in the first, second and third quarters of 2024, respectively.

Housing starts were 208.5 thousand units in 2019, 218.0 thousand units in 2020, 273.8 thousand units in 2021, and 262.5 thousand units in 2022, and 241.7 units in 2023. Over the first three quarters of 2023, housing starts averaged an annual level of 244.2 thousand units.

Real government final consumption grew by 1.1% in 2019, 1.3% in 2020, 5.6% in 2021, 3.2% in 2022, and 2.2% in 2023. Year-over-year growth in government spending on goods and services was 2.1%, 2.7% and 2.5% during the first three quarters of 2024, respectively.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $33.9 billion in 2019 and $49.1 billion in 2020. Canada posted surpluses of $2.6 billion, $16.2 billion, and $2.0 billion in 2021, 2022, and 2023, respectively. In the first three quarters of 2023, the average trade balance in goods and services was a deficit of $3.6 billion (annual rates).

Canada’s economic recovery from the pandemic recession has been strong, with Canada seeing the strongest recovery in employment and second-strongest recovery in real GDP among the G7. More recently, even as interest rates rose around the world to fight a sharp rise in inflation, the Canadian economy slowed below potential but has proven resilient and remains on course to achieve a soft landing. Inflation has returned to around 2%, allowing the Bank of Canada to cut interest rates. Lower rates are expected to provide a lift to domestic consumption and business investment in the near term. Moreover, while an anticipated slowdown in population growth is expected to weigh on economic activity, it will be offset by stronger growth in housing spending per capita, supported by lower interest rates and strong household balance sheets. Slower population growth will also bring better balance to labor and housing markets. Reflecting this, economic growth is expected to pick up to near potential by mid-2025.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2017 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 1.5% in 2019, 1.0% in 2020, 7.8% in 2021, 7.9% in 2022, and 1.4% in 2023. The year-over-year change in the implicit price deflator was 3.5%, 3.9% and 2.7% during the first three quarters of 2024, respectively.

Inflation emerged as a significant global economic challenge during the pandemic recovery, driven by supply chain disruptions, rebounding demand, and surging commodity prices. In Canada, total CPI rose 1.9% in 2019, 0.7% in 2020, 3.4% in 2021, 6.8% in 2022, and 3.9% in 2023. On a year-over-year basis, total CPI increased 2.8%, 2.7% and 2.0% in the first three quarters of 2024, respectively5. The decline of inflation from its peak in 2022 reflects falling energy prices, easing global supply-chain issues, and the Bank of Canada’s rapid interest rate hikes, which brought inflation down from its 2022 peak to within the 1-3% target range in early 2024.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2019	1.5	1.9	3.4	1.7	-2.2	2.1	2.5	-0.1
2020	1.0	0.7	2.3	0.4	-7.6	1.1	1.7	-0.4
2021	7.8	3.4	2.5	3.6	18.8	2.4	3.9	13.9
2022	7.9	6.8	8.9	6.4	22.6	5.0	6.9	12.8
2023	1.4	3.9	7.5	3.2	-4.2	3.9	5.6	-1.8

2023Q4	3.3	3.2	5.2	2.8	-3.9	3.4	6.0	-2.6
2024Q1	3.5	2.8	3.4	2.7	0.4	2.9	6.4	-1.6
2024Q2	3.9	2.7	2.5	2.8	3.0	2.8	6.3	2.2
2024Q3	2.7	2.0	2.7	1.9	-4.2	2.5	5.4	0.7

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are based on non-seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2019	20,275	19,121	5.7	1,247	1,138	8.8	4,562	4,331	5.1
2020	19,973	18,044	9.7	1,222	1,088	11.0	4,498	4,097	8.9
2021	20,484	18,942	7.5	1,257	1,134	9.8	4,553	4,273	6.1
2022	20,791	19,693	5.3	1,274	1,175	7.8	4,602	4,403	4.3
2023	21,326	20,171	5.4	1,304	1,210	7.2	4,718	4,506	4.5

2023Q4	21,552	20,312	5.8	1,319	1,224	7.2	4,760	4,524	5.0
2024Q1	21,657	20,389	5.9	1,344	1,243	7.5	4,748	4,524	4.7
2024Q2	21,878	20,508	6.3	1,348	1,249	7.4	4,781	4,527	5.3
2024Q3	21,972	20,544	6.5	1,348	1,247	7.5	4,792	4,523	5.6

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2019	7,867	7,429	5.6	3,787	3,546	6.3	2,813	2,678	4.8
2020	7,788	7,026	9.8	3,704	3,324	10.3	2,761	2,509	9.1
2021	8,049	7,393	8.1	3,774	3,478	7.8	2,852	2,664	6.6
2022	8,190	7,732	5.6	3,843	3,635	5.4	2,881	2,748	4.6
2023	8,393	7,915	5.7	3,967	3,748	5.5	2,944	2,792	5.2

2023Q4	8,460	7,938	6.2	4,028	3,802	5.6	2,985	2,824	5.4
2024Q1	8,502	7,951	6.5	4,061	3,829	5.7	3,003	2,841	5.4
2024Q2	8,623	8,032	6.9	4,105	3,838	6.5	3,022	2,863	5.3
2024Q3	8,688	8,086	6.9	4,136	3,854	6.8	3,008	2,834	5.8

Source: Statistics Canada, Tables 14-10-0017-01 and 14-10-0287-01 Labour force characteristics.

(1)	Annual employment levels are not based on seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 2.1% in 2019, declined by 5.6% in 2020, and then rebounded by 5.0% in 2021, 4.0% in 2022, and 2.4% in 2023. Over the first three quarters of 2023, employment grew by 1.7%, 1.9% and 1.6%, respectively, on a year-over-year basis. Meanwhile, the labor force grew by 2.0% in 2019 and fell by 1.5% in 2020, before rebounding by 2.6% in 2021, 1.5% in 2022, and 2.6% in 2023. Over the first three quarters of 2024, the labor force has grown by 2.6%, 2.9%, and 2.7%, respectively, on a year-over-year basis.

The unemployment rate increased from 5.7% in 2019 to 9.7% in 2020 and then declined to 7.5% in 2021 and 5.3% in 2022, before rising to 5.4% in 2023. Canada’s unemployment rate has continued to rise, reflecting the impact of higher interest rates and strong labor supply growth, reaching 5.9%, 6.3% and 6.5% in the first three quarters of 2024, respectively.

Over the first three quarters of 2024, employment in the service sector accounted for 79.9% of total employment, slightly more than in 2023 (79.5%). Within the service sector, the largest employment subsectors are health care and social assistance and retail trade. Employment in the goods sector, which made up 20.1% of Canadian employment in the first three quarters of 2024, is led by the manufacturing and construction subsectors. The subsector that grew the most in terms of employment share from 2019 to 2023 was professional, scientific and technical services. Meanwhile, the subsector that contracted the most was accommodation and food services.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2024(1)	2023	2022	2021	2020
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	20.1	20.5	20.7	20.7	21.0
Agriculture	1.1	1.3	1.3	1.4	1.6
Forestry and logging with support activities	0.2	0.2	0.2	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.4	1.4	1.4	1.4	1.3
Utilities	0.7	0.8	0.8	0.7	0.7
Construction	7.7	7.8	7.9	7.7	7.8
Manufacturing	8.9	9.0	9.1	9.2	9.3
Services-producing sector	79.9	79.5	79.3	79.3	79.0
Wholesale trade	3.5	3.4	3.5	3.4	3.5
Retail trade	10.7	11.3	11.7	11.8	11.8
Transportation and warehousing	5.2	5.1	5.0	5.2	5.2
Finance, insurance, real estate and leasing	6.9	6.9	6.9	7.0	6.9
Professional, scientific and technical services	9.5	9.3	9.2	8.9	8.7
Business, building and other support services	3.4	3.4	3.5	3.6	3.8
Educational services	7.4	7.4	7.5	7.6	7.3
Health care and social assistance	13.6	13.2	13.2	13.3	13.3
Information, culture and recreation	4.2	4.2	4.1	3.8	3.8
Accommodation and food services	5.5	5.6	5.3	5.1	5.2
Other services	3.9	3.8	3.6	3.8	3.9
Public administration	6.0	5.9	5.8	5.7	5.6

Source: Statistics Canada, Table 14-10-0022-01 Labour force characteristics.

(1)	First three quarters.

EXTERNAL TRADE

Canada has continued to work towards implementing its goals of achieving freer trade and more open markets based on internationally agreed rules and practices at the multilateral, regional and bilateral levels, and is the only G7 country to have concluded trade agreements with all other G7 countries. At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and to fully participate in multilateral trade negotiations as well as ongoing discussions related to potential WTO reform initiatives, including through the Ottawa Group.

At the regional level, the Canada-United States-Mexico Agreement (“CUSMA”) entered into force between Canada, the U.S. and Mexico on July 1, 2020. The CUSMA preserves the essential trade benefits of the North American Free Trade Agreement including existing tariff commitments, and incorporates new and updated provisions that seek to address 21st century trade issues. The three parties continue to collaborate in ensuring the full implementation of commitments under the Agreement, especially through regular engagement in the CUSMA Free Trade Commission and related committees. The CUSMA is also serving to support the management of regional trade issues, including the trade-related disputes over U.S. duties on Canadian softwood lumber.

The Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”) is a free trade agreement among Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam. The CPTPP entered into force on December 30, 2018 for the first six countries to ratify the agreement, including Canada, and has since become effective with respect to the remaining members. As a result, Canada now benefits from expanded preferential market access to the CPTPP countries. The Agreement also provides for potential expansion to include new economies, provided they have the ability to meet its high standards. Following the conclusion of negotiations, in July 2023 CPTPP members and the United Kingdom (“U.K.”) signed a protocol establishing the terms and commitments of the U.K.’s accession to the Agreement, which is expected to apply between the U.K. and certain CPTPP members, excluding Canada, starting on December 15, 2024. This protocol will apply between Canada and the U.K. once Canada completes its domestic ratification process.

At the bilateral level, Canada has implemented free trade agreements (“FTAs”) with the following countries: Chile, Colombia, Costa Rica, Honduras, Israel, Jordan, South Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union (“EU”), with its Member States, began in September 2017. The CETA will enter definitively into force once all Member States of the EU ratify the text according to their respective domestic constitutional requirements. However, the U.K. ceased to be a party to the CETA after December 31, 2020, and the Canada-U.K. Trade Continuity Agreement entered into force on April 1, 2021, substantively replicating and maintaining the CETA’s benefits indefinitely on a bilateral basis. On July 1, 2024, the modernized Canada-Ukraine Free Trade Agreement (“CUFTA”) entered into force, with new chapters and provisions on trade in services (including financial), investment, temporary entry for business persons, telecommunications, digital trade, labour, and the environment.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings. In this respect, a focus of Canada’s Indo-Pacific Strategy (“IPS”) launched in November 2022 is to expand trade, investment and supply chain resilience in the Indo-Pacific region. The IPS seeks to increase export diversification and market access, including through the negotiation of new FTAs in the region. Canada launched bilateral negotiations with Indonesia in June 2021, and with the 10 countries of the Association of Southeast Asian Nations (Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam) in November 2021. Since spring 2024, Canada has also been negotiating an FTA with Ecuador.

In response to the invasion of Ukraine, on March 2, 2022, Canada withdrew eligibility for Most-Favoured-Nation (“MFN”) tariff treatment for virtually all goods originating in Russia and Belarus, resulting in the application of the General Tariff of 35% to these imports. This trade measure, in force indefinitely, is accompanied by Canada’s import prohibition on Russian petroleum products implemented on March 10, 2022. To address the exceptional circumstances of the illegal war and its impact on the Ukrainian economy, on June 9, 2022, Canada also implemented a temporary waiver of tariffs and trade remedy duties on imports originating in Ukraine, which currently extends to June 9, 2025.

To address China’s non-market practices and overcapacity in certain sectors, Canada implemented surtaxes on imports of Chinese-made electric vehicles (100 percent surtax starting on October 1, 2024) and steel and aluminum products (25 percent surtax starting on October 22, 2024).

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2024	2023	2023	2022	2021	2020	2019
	(millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	43,588	46,415	61,064	57,334	51,058	45,688	40,369
Energy products	132,838	127,208	173,717	214,660	136,126	74,833	117,953
Metal ores & non-metallic minerals	19,585	22,000	29,319	34,412	26,340	21,534	21,114
Metal & non-metallic mineral products	73,722	68,509	90,877	85,565	76,609	66,282	64,269
Basic & industrial chemical, plastic & rubber products	31,687	32,129	42,484	45,009	39,179	30,215	33,788
Forestry products & building & packaging materials	35,632	34,899	46,767	55,903	53,842	41,191	40,994
Industrial machinery, equipment & parts	37,712	38,524	51,382	45,823	37,950	35,896	41,959
Electronic & electrical equipment & parts	25,653	24,964	33,217	30,657	26,208	24,931	28,787
Motor vehicles & parts	71,395	76,461	101,966	80,854	72,151	75,386	94,454
Aircraft & other transportation equipment & parts	23,565	22,475	30,509	24,309	23,934	22,406	27,755
Consumer goods	67,072	64,796	85,992	84,569	75,694	67,476	66,845
Other (2)	15,693	15,717	21,029	20,093	17,667	16,640	17,312

Total Exports (3)	578,144	574,096	768,323	779,188	636,757	522,477	595,599

Value of Imports
Farm, fishing & intermediate food products	23,401	21,088	28,479	28,327	24,063	21,736	21,569
Energy products	29,087	33,298	43,801	51,369	32,252	23,244	37,735
Metal ores & non-metallic minerals	14,424	13,966	18,671	19,077	15,247	16,461	13,886
Metal & non-metallic mineral products	48,290	48,789	63,956	64,911	58,729	49,656	39,526
Basic & industrial chemical, plastic & rubber products	44,989	44,509	59,687	66,642	51,860	41,178	45,097
Forestry products & building & packaging materials	26,040	25,052	33,513	35,229	29,981	25,837	26,684
Industrial machinery, equipment & parts	66,614	67,644	90,008	82,956	67,362	59,224	67,815
Electronic & electrical equipment & parts	65,221	65,053	85,947	85,597	75,150	68,848	72,764
Motor vehicles & parts	106,780	105,784	141,847	118,613	98,936	89,646	116,705
Aircraft & other transportation equipment & parts	20,502	19,867	26,260	23,604	19,723	19,286	26,527
Consumer goods	116,452	112,182	150,134	155,275	135,595	126,718	125,052
Other (2)	22,044	20,872	27,872	27,883	25,400	21,290	21,039

Total Imports (3)	583,844	578,103	770,175	759,482	634,298	563,123	614,398

Source: Statistics Canada, Table 12-10-0163-01 International merchandise trade by commodity.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the world’s leading trading nations. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities remain an important part of Canada’s exports. In 2023, energy products accounted for 22.6% of Canada’s merchandise exports, followed by motor vehicles and parts (13.3%), and metal and non-metallic mineral products (11.8%). Together, these three components represented 47.7% of total merchandise exports in 2023.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In the first three quarters of 2024, trade with the United States accounted for 76.2% of the value of Canada’s merchandise exports and 62.3% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 17.6% of the United States’ exports and 13.6% of its imports in 2023. In the first three quarters of 2024, trade with Canada accounted for 17.0% of the United States’ exports and 12.8% of its imports.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

(in percentages)

	First 3 quarters(1)		For the years ended December 31,
	2024	2023	2023	2022	2021	2020	2019
Exports(2)
United States	76.2	77.0	77.1	76.3	74.8	71.8	74.9
European Union(3)	4.3	4.5	4.5	4.7	4.9	9.6	8.3
China	4.0	4.1	4.0	3.8	4.5	5.0	4.1
United Kingdom	3.6	1.9	2.0	2.6	2.9	4.1	3.4
Japan	1.9	2.1	2.1	2.3	2.3	2.4	2.2
Mexico	1.2	1.3	1.2	1.3	1.4	1.3	1.3
South Korea	1.0	0.9	0.9	1.1	1.0	0.9	1.0
Other(4)	7.8	8.1	8.1	7.9	8.2	4.9	5.0

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Imports(2)
United States	62.3	63.1	62.8	62.3	62.3	62.3	63.9
European Union(3)	9.5	9.7	9.7	9.1	9.0	10.7	10.8
China	8.0	7.8	7.8	9.2	9.0	8.8	7.6
United Kingdom	1.3	1.4	1.4	1.3	1.6	1.7	1.4
Japan	2.1	1.9	2.0	1.6	1.8	1.8	2.0
Mexico	3.7	3.7	3.7	3.2	3.1	3.0	3.3
South Korea	1.9	1.4	1.5	1.4	1.4	1.3	1.4
Other(4)	11.3	11.0	11.0	11.9	11.8	10.3	9.6

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0011-01 International merchandise trade by principal trading partners.

(1)	Seasonally adjusted.
(2)	May not add to total due to rounding.
(3)	Does not include the United Kingdom
(4)

Within the “Other” category, the three largest destinations for merchandise exports include India (0.7% of total merchandise exports in 2023), Hong Kong (0.6%), and Switzerland (0.6%). For merchandise imports, the three largest source countries in the “Other” category include Switzerland (1.0% of total merchandise imports in 2023), Brazil (1.0%), and India (0.7%).

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2024	2023	2023	2022	2021	2020	2019
	( 2017 = 100 )
Indices of physical volume
Exports	104.2	104.4	104.4	99.5	96.7	95.1	103.1
Imports	108.1	108.1	108.0	108.9	102.7	94.6	102.4

Indices of prices
Exports	134.8	135.1	135.2	142.9	120.6	101.4	105.5
Imports	132.0	128.8	129.2	125.8	108.9	104.4	105.6
Terms of trade (1)	102.1	104.9	104.7	113.6	110.7	97.1	99.9

Source: Statistics Canada, Table 12-10-0168-01 International merchandise trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.
(2)	First 3 quarters are seasonally adjusted. For the years ended December 31, the indices of physical volume are seasonally adjusted, while the indices of prices are not seasonally adjusted

Over the first three quarters of 2024, the service sector accounted for 22.2% of total exports and 21.6% of total imports (seasonally adjusted). Service exports are comprised of commercial services (64.5%), travel services (24.8%), transportation services (9.9%), and general government services (0.8%). On the import side, commercial services, travel services, transportation services, and general government services accounted for 55.3%, 27.5%, 16.4% and 0.9% of total service imports, respectively. In 2023, the United States was Canada’s largest services trading partner, accounting for 51.4% and 58.8% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR

(in percentages)

	First 3 quarters(1)		For the years ended December 31
	2024	2023	2023	2022	2021	2020	2019
Exports
Travel services	24.8	26.6	26.4	21.1	12.9	14.1	25.9
Transportation services	9.9	10.0	10.0	10.9	10.0	10.4	12.2
Commercial services	64.5	62.5	62.7	67.0	76.1	74.5	60.8
General government services	0.8	0.9	0.9	1.0	1.1	1.0	1.2

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Imports
Travel services	27.5	25.1	25.4	19.7	6.7	11.5	27.9
Transportation services	16.4	16.8	16.7	19.1	18.0	16.8	19.4
Commercial services	55.3	57.2	57.1	60.3	74.2	70.6	51.8
General government services	0.9	0.9	0.9	0.9	1.1	1.1	0.9

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0144-01 International trade in services.

(1)	In current prices, seasonally adjusted. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2023	2022	2021	2020	2019
Exports
United States	51.4	54.3	57.0	54.6	53.4
Japan	1.1	1.1	1.0	1.2	1.4
European Union (2)	10.8	11.5	11.1	11.2	11.7
United Kingdom	4.5	4.7	4.6	4.9	4.9
Others(3)	32.2	28.4	26.2	28.1	28.5

Total	100.0	100.0	100.0	100.0	100.0

Imports
United States	58.8	58.9	58.1	57.8	54.9
Japan	1.5	1.3	1.4	1.8	2.0
European Union (2)	12.4	11.5	12.5	11.9	12.7
United Kingdom	5.1	5.5	5.5	6.1	5.3
Others(3)	22.2	22.8	22.4	22.5	25.2

Total	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0157-01 Balance of international payments.

(1)	In current prices. May not add to total due to rounding.
(2)	Excludes United Kingdom.
(3)

Within the “Others” category, the three largest destinations for service exports include India (6.7% of total service exports in 2023), China (3.6%), and Switzerland (2.1%). For service imports, the three largest source countries in the “Others” category include Hong Kong (2.8% of total service imports in 2023), Mexico (2.2%), and China (1.7%).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31
	2024	2023	2023	2022	2021	2020	2019
	(millions of dollars)
Current and Capital Account
Current account receipts
Goods and services	742,079	728,364	978,424	967,700	790,535	654,469	748,501
Goods	577,148	575,024	769,941	783,700	638,576	522,476	595,600
Services	164,932	153,339	208,482	184,000	151,958	131,993	152,902
Primary income	183,766	160,142	220,710	166,425	146,627	132,331	147,385
Secondary Income	15,724	13,973	18,705	17,813	15,517	12,496	15,298

Total receipts	941,570	902,478	1,217,838	1,151,938	952,678	799,295	911,185

Current account payments
Goods and services	744,793	729,572	976,443	951,485	787,921	703,532	782,420
Goods	583,551	577,881	770,550	762,504	634,826	563,123	614,398
Services	161,242	151,690	205,891	188,981	153,095	140,407	168,023
Primary income	187,835	170,158	233,148	186,901	144,628	121,663	155,672
Secondary Income	18,347	20,579	26,633	22,217	20,617	18,890	18,275

Total payments	950,975	920,308	1,236,225	1,160,604	953,166	844,084	956,366

Current account balance
Goods and services	-2,713	-1,208	1,982	16,213	2,613	-49,062	-33,918
Goods	-6,402	-2,858	-610	21,196	3,749	-40,647	-18,798
Services	3,690	1,650	2,592	-4,982	-1,137	-8,414	-15,121
Primary income	-4,069	-10,015	-12,437	-20,475	2,000	10,667	-8,286
Secondary Income	-2,624	-6,607	-7,930	-4,404	-5,100	-6,394	-2,977

Total payments	-9,407	-17,829	-18,384	-8,666	-487	-44,789	-45,183

Capital account balance	-312	-488	-662	-691	-42	-48	-89

Financial Account (2)
Net lending/net borrowing, from financial account	-13,647	-21,573	-15,844	-9,849	5,578	-46,040	-50,323

Net acquisition of financial assets	107,454	189,582	373,429	276,837	426,245	216,871	271,730
Canadian direct investment abroad	75,556	102,401	119,812	114,914	131,425	63,490	100,786
Canadian portfolio investment	93,100	19,544	53,603	-11,471	163,707	44,023	33,404
Foreign debt securities	61,998	23,567	37,342	50,880	51,069	1,749	27,716
Foreign equity and investment fund shares	31,103	-4,022	16,262	-62,350	112,637	42,273	5,688
Official international reserves	10,221	8,671	9,452	13,817	25,319	1,772	127
Other Canadian investment	-71,424	58,966	190,562	159,576	105,794	107,588	137,413

Net incurrence of liabilities	121,102	211,157	389,275	286,685	420,667	262,909	322,053
Foreign direct investment in Canada	57,586	55,785	56,606	65,235	75,598	39,252	65,030
Foreign portfolio investment	141,915	20,448	32,809	138,615	217,817	134,862	35,569
Canadian debt securities	151,568	61,171	81,116	150,636	171,986	148,861	37,965
Canadian equity and investment fund shares	-9,653	-40,724	-48,308	-12,021	45,832	-13,998	-2,395
Other foreign investment	-78,398	134,924	299,859	82,837	127,251	88,794	221,454

Discrepancy (net errors and omissions)	1,659	5,073	3,202	-490	6,107	-1,201	-5,052

Source: Statistics Canada, Tables 36-10-0018-01, 36-10-0016-01, and 36-10-0472-01 Balance of international payments.

(1)	Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account balance and financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A positive value denotes an increase in investment and a negative value denotes a decrease in investment.

The current account deficit was $12.5 billion (seasonally adjusted, annualized level) in the first three quarters of 2024. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a deficit of $18.8 billion in 2019 and $40.6 billion in 2020, followed by a surplus of $3.8 billion in 2021 and $21.2 billion in 2022, before reverting to a deficit of $0.6 billion in 2023. In the first three quarters of 2024, merchandise trade showed a deficit of $8.5 billion (annualized level).

(2)

The service account balance increased from a deficit of $15.1 billion in 2019 to a surplus of $2.6 billion in 2023. The services surplus was $4.9 billion (annualized level) in the first three quarters of 2024.

(3)

The balance on primary income declined from a deficit of $8.3 billion in 2019 to a deficit of $12.4 billion in 2023. Primary income showed a deficit of $5.4 billion (annualized level) in the first three quarters of 2024.

Canada registered net borrowing of $9.8 billion in 2022 and $15.8 billion in 2023. Net borrowing was $18.2 billion in the first three quarters of 2024 (annualized level).

Foreign portfolio investment in Canada sat at $138.6 billion in 2022, and declined to $32.8 billion in 2023. In the first three quarters of 2024, portfolio investment from abroad stood at $189.2 billion (annualized level). Foreign portfolio investment is comprised of Canadian debt securities, and Canadian equity and investment fund shares. Both sub-components of foreign portfolio investment declined in 2023 before rising in the first three quarters of 2024.

Foreign direct investment was $67.1 billion in 2019, $34.3 billion in 2020, $77.1 billion in 2021, $59.6 billion in 2022, and $62.8 billion in 2023. Foreign direct investment in 2023 was led by manufacturing and trade and transportation. In the first three quarters of 2024, foreign direct investment was $62.4 billion.

Other foreign investment in Canada registered at $82.8 billion 2022, rose to $299.9 billion in 2023, and then declined to negative $104.5 billion (annualized level) in the first three quarters of 2024. These variations largely reflect changes in currency and deposits, and loans, both of which experienced significant increases in 2023 before declining in the first three quarters of 2024.

Recent variations in foreign investment in Canada likely stem from global financial market volatility driven by uncertainty surrounding high inflation and interest rates fluctuations. As a highly open economy with a freely floating exchange rate, Canada often experiences volatility in international investment data, and such movements are not unusual.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31
	2024	2023	2023	2022	2021	2020	2019
	(millions of dollars)
All countries	62,404	55,839	62,804	59,647	77,051	34,325	67,061
United States	31,099	28,954	38,991	22,462	32,665	14,546	23,853
All other countries	31,305	26,885	23,812	37,185	44,387	19,780	43,209
All industries	62,406	55,839	62,804	59,647	77,051	34,325	67,061
Energy and mining (2)	13,264	5,907	6,635	13,045	15,004	-9,287	25,632
Manufacturing	28,126	18,352	17,141	12,588	22,587	7,934	18,476
Trade and transportation (3)	9,044	6,172	8,996	6,958	10,421	10,367	-1,008
Finance and Insurance	-4,573	6,261	6,265	9,544	7,930	5,525	7,947
Management of companies and enterprises	1,342	5,692	5,633	13,543	6,089	7,425	7,159
Other industries (4)	15,203	13,456	18,134	3,965	15,020	12,363	8,855

Source: Statistics Canada, Tables 36-10-0025-01 and 36-10-0026-01 Balance of international payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2023 at an average rate price of 75.61 U.S. cents. From the beginning of 2024 through to September 27, the Canadian dollar average rate price ranged between 72.16 and 75.10 U.S. cents. The Canadian dollar average rate price on September 27, 2024 was 74.08 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2024 through September 27	For the years ended December 31,
		2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
	(in U.S. cents)
High	75.10	76.17	80.31	83.06	78.63	76.99	81.38	82.45	80.19	85.62	94.44	101.88
Low	72.16	72.07	72.17	77.27	68.98	73.53	73.30	72.76	68.21	71.41	85.68	93.14

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At September 27, 2024	At December 31,
		2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
	(millions of U.S. dollars)
Total	128,074	118,276	107,255	106,615	90,428	85,297	83,926	86,625	82,718	79,753	74,700	71,937

Source: Department of Finance.

As of September 27, 2024, Canada’s official international reserves stood at U.S.$128,074 million equivalent. The total was composed of U.S.$70,156 million held in U.S. dollar denominated assets, U.S.$13,623 million equivalent in euro denominated assets, U.S.$9,647 million equivalent in pound sterling assets, U.S.$5,662 million equivalent in yen denominated assets, U.S.$23,476 million in Special Drawing Rights (“SDRs”) and U.S.$3,783 million in the form of the reserve position in the International Monetary Fund (“IMF”). Neither the Government of Canada nor the Bank of Canada have any holdings of gold for which they are beneficiaries.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$3,795 million of Canada Bills outstanding on September 30, 2024. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2024, there were no Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 30, 2024, there were no EMTNs outstanding. As of September 30, 2024, U.S.$17,000 million in foreign currency denominated bonds remained outstanding comprised of five U.S. dollar global bond issues.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, the Goods and Services Tax (“GST”) and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues and return on investments, other program revenues (primarily revenues from the sales of goods and services), and pollution pricing proceeds. All direct proceeds from the federal carbon pollution pricing system are returned to the jurisdictions where they were collected, as required under the Greenhouse Gas Pollution Pricing Act. The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of His Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed $2,126 billion, provided that any amounts borrowed by the Government for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada, are not limited by this maximum amount. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and some transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update (or Fall Economic Statement) in the fall to update Canadians on the government’s economic and fiscal position in the lead-up to the annual budget. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities that are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, or annual operating surplus/deficit, which provides the most comprehensive and up-to-date picture of the financial situation. In 2019-20, the Government introduced an additional measure of financial performance in its financial reporting framework – the budgetary balance before net actuarial losses. This new measure is intended to enhance financial reporting and decision-making for users by isolating the impacts of re-measurements of public sector pension and other employee and veteran future benefit obligations, which are often significant and can potentially mask underlying events and trends in current government spending.

The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts assets, derivatives, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The accumulated deficit comprises accumulated operating deficit and accumulated remeasurement gains and losses. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In  fiscal  2023-24,  the  Government  posted   an annual operating  deficit  of  $61.9  billion,  compared to an annual operating deficit of $35.3 billion in fiscal 2022-23. The year-over-year increase in the deficit largely reflects increases in transfer payments, other expenses, and public debt charges, offset in part by growth in revenues.  The  annual operating  deficit  before  net  actuarial  losses  was  $54.4  billion  in  fiscal  2023-24,  compared to  a  deficit  of $25.7 billion in fiscal 2022-23. Federal debt was 42.1% of GDP in fiscal 2023-24, up from 41.1% in the previous year and remaining well below its peak of 66.6% in fiscal 1995-96. Program expenses, excluding net actuarial losses, increased by $28.1 billion, or 6.4%, over the prior year, largely reflecting increases in transfers to individuals, especially elderly benefits, legislated growth in transfers to provinces, territories and municipalities, as well as other expenses, including provisions for presently unrecovered loans and benefits from support delivered during the COVID-19 pandemic. These increases were offset in part by lower other transfer payments. As a percentage of GDP, program expenses excluding net actuarial losses increased to 15.9% in fiscal 2023-24, up from 15.4% in fiscal 2022-23. As a percentage of GDP, public debt charges were 1.6%, while net actuarial losses were 0.3% of GDP in fiscal 2023-24.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

There  was  a  total  financial  requirement  of  $85.7  billion  in  fiscal  2023-24,  compared  to  a  financial  requirement  of  $66.2  billion in  fiscal  2022-23. The Government financed this financial requirement of $85.7 billion and increased its cash balances by $26.1 billion by increasing unmatured debt by $111.8 billion.

Unmatured debt as a percentage of GDP stood at 46.9% in fiscal 2023-24, up from 44.4% in fiscal 2022-23.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 47.4% of Government revenue in fiscal 2023-24 while corporate income taxes accounted for 17.9% of Government revenue.

There are currently five federal income tax brackets for individuals: 15%, 20.5%, 26%, 29% and 33%. For 2024, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $55,867, 20.5% on taxable income over $55,867 and up to $111,733, 26% on taxable income over $111,733 and up to $173,205, 29% on taxable income over $173,205 and up to $246,752 and 33% on taxable income above $246,752.

The general federal corporate income tax rate in 2024 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation (with taxable capital and investment income below certain thresholds) to 9%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate. As of June 25, 2024, it is proposed that the capital gains inclusion rate be increased from one-half to two-thirds for capital gains of over $250,000 per year for Canadians, and on all capital gains for corporations and most types of trusts.

The federal Goods and Services Tax (“GST”) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Basic groceries, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain motive fuels, tobacco, cannabis, alcohol and vaping products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues and return on investments, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, net actuarial losses, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which generally make up over 60 per cent of the Government’s total spending, include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for Indigenous Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual operating surplus/deficit before net actuarial losses, the annual operating surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED OPERATING DEFICIT

(millions of dollars)

	Year ended March 31(3)
	2024	2023(1,2)	2022	2021	2020
Revenues
Tax revenues
Income tax revenues
Personal	217,696	207,872	198,385	174,755	167,576
Corporate	82,468	93,945	78,815	54,112	50,060
Non-resident	12,541	13,187	10,789	8,107	9,476
	312,705	315,004	287,989	236,974	227,112
Other taxes and duties
Goods and services tax	51,416	45,962	46,165	32,415	37,386
Energy taxes	5,599	5,657	5,355	4,894	5,683
Customs import duties	5,571	6,057	5,237	4,254	4,853
Other excise taxes and duties	6,829	6,548	5,923	5,391	5,958
	69,415	64,224	62,680	46,954	53,880

Total tax revenues	382,120	379,228	350,669	283,928	280,992

Employment insurance premiums	29,560	26,914	23,856	22,392	22,219
Proceeds from the pollution pricing framework	10,503	8,041	6,341	4,380	2,655
Other revenues
Enterprise Crown corporations and other government business enterprises	3,217	6,452	12,804	-10,542	5,059
Net foreign exchange revenues	4,290	2,374	1,272	2,572	4,218
Other program revenues	29,859	24,806	18,335	13,716	18,988

Total other revenues	37,366	33,632	32,411	5,746	28,265

Total revenues	459,549	447,815	413,277	316,446	334,131

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	76,036	69,392	60,774	58,529	56,227
Major transfer payments to other levels of government
Canada Health Transfer	49,431	47,141	45,133	45,880	40,872
Canada Social Transfer	16,417	15,938	15,474	15,023	14,585
Canada-Wide Early Learning and Child Care	5,612	4,489	2,948	–	–
Fiscal arrangements	21,738	19,731	19,121	19,299	18,030
Other major transfers	6,975	3,485	5,710	26,451	5,688

	100,173	90,784	88,386	106,653	79,175

Employment insurance and support measures	23,130	21,836	38,923	58,356	21,750
Children’s benefits	26,339	24,553	26,226	27,370	24,344
COVID-19 income support for workers	-4,838	-3,544	15,582	55,832	4,739
Canada emergency wage subsidy	-420	-257	22,291	80,166	–
Proceeds from the pollution pricing framework returned	9,858	6,996	3,814	4,566	2,636
Other transfer payments	96,371	99,199	88,478	97,961	54,405

Total transfer payments	326,649	308,959	344,474	489,433	243,276
Other expenses, excluding net actuarial losses	140,014	129,596	124,445	119,089	95,191

Total program expenses, excluding net actuarial losses	466,663	438,555	468,919	608,522	338,467
Public debt charges	47,273	34,955	24,487	20,358	24,447

Total expenses, excluding net actuarial losses	513,936	473,510	493,406	628,880	362,914

Annual operating surplus or deficit (–) before net actuarial losses	-54,387	-25,695	-80,129	-312,434	-28,783
Net actuarial losses	-7,489	-9,627	-10,186	-15,295	-10,609

Annual operating surplus or deficit (–)	-61,876	-35,322	-90,315	-327,729	-39,392
Accumulated operating deficit at beginning of year – as previously (adjusted)	-1,183,618	-1,148,296	-1,048,746	-721,360	-685,450
Accounting change and restatement
Asset retirement obligations	–	–	-5,379	–	–
Other comprehensive income or loss (–)	–	–	4,465	343	3,482

Accumulated operating deficit at end of year	-1,245,494	-1,183,618	-1,139,975	-1,048,746	-721,360

Source: Public Accounts of Canada 2024 (Volume 1, Table 1.1).

(1)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(2)	The 2023 accumulated operating deficit at beginning of year has been adjusted to account for changes resulting from the introduction of the financial instrument suite of standards in 2023.
(3)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations. Loans, investments and advances by the Government decreased $3.3 billion to $209.8 billion at March 31, 2024.

Pension and Other Future Benefits

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2024, the Government’s liability in respect of pensions net of public sector pension assets, totaled $145.3 billion. This net liability is mainly comprised of the accrued benefit obligation determined as of March 31, 2024, which amounted to $369.3 billion, less pension assets of $265.6 billion and plus unrecognized net actuarial gains of $40.3 billion. In fiscal 2023-24, the net pension liability decreased by $8.1 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio that includes equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions will increase modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $640.2 billion at March 31, 2024 ($573.9 billion at March 31, 2023). Of these net assets, $200.0 billion was transferred to the Canada Pension Plan Investment Board and $0.2 billion was a direct liability of the Government. The balance of $440.0 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables. The Government’s liability to the Canada Pension Plan Account represents the Plan’s deposit with the Receiver General of Canada.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.8 billion at March 31, 2024.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses and other. Non-financial assets increased to $116.6 billion in fiscal 2023-24, up $6.9 billion from fiscal 2022-23.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Aboriginal tax collection agreements account, amounts payable to taxpayers, derivatives, and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. In total, these items resulted in a net requirement of $18.1 billion in fiscal 2023-24, compared to a net requirement of $14.4 billion in fiscal 2022-23.

Foreign Exchange Accounts

Foreign exchange accounts assets and liabilities include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Foreign exchange accounts assets increased by $10.8 billion in fiscal 2023-24, totalling $180.1 billion at March 31, 2024, due mainly to net advances to the EFA. Foreign exchange accounts liabilities, related to Canada’s commitments to the International Monetary Fund, decreased by $45 million in fiscal 2023-24, totalling $44.1 billion at March 31, 2024, primarily due to foreign exchange rate movements.

Subsequent Events

On November 25, 2024, the Government announced that the federal Public Service Pension Fund was in a non-permitted surplus position of $1,943 million, as the fund’s funding ratio exceeded the maximum allowable amount of 125% as per the Public Service Superannuation Act. In line with the Public Service Superannuation Act, the Government intends to transfer this non-permitted surplus into the Consolidated Revenue Fund. The transfer will not have a significant impact on the reported assets and liabilities in the subsequent period.

The Government also announced that considerations and next steps will be explored regarding the non-permitted surplus. The impact of any next steps related to this event cannot practicably be estimated at this time.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

(millions of dollars)

	Year ended March 31(2)
	2024	2023(1)	2022	2021	2020
Loans, investments and advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	–2,310	–2,510	–2,024	–907	–6,282
Business Development Bank of Canada	–2,626	–6,793	–1,848	5,179	–1,170
Farm Credit Canada	–2,829	–2,821	–3,106	–1,699	–2,794
Canadian Development Investment Corporation	–764	138	–6,290	–3,725	–1,465
Other	–2	–26	154	–12	17
	–8,531	–12,012	–13,114	–1,164	–11,694
Investments
Share of annual loss or profit (–)	660	–3,878	–11,535	11,638	–3,588
Other comprehensive loss or income (–)	221	–1,628	–4,465	–343	–3,482
Dividends	1,423	1,695	6,050	13,592	3,618
Capital	–290	8,717	–435	–18,470	–1,816
Equity adjustments and other	–13	–27	2	–24	190
Canada Mortgage Bonds	–7,580	–	–	–	–

	–5,579	4,879	–10,383	6,393	–5,078

Total	–14,110	–7,133	–23,497	5,229	–16,772
Less:
Loans expected to be repaid from future appropriations	183	201	225	115	167

Total	–14,293	–7,334	–23,722	5,114	–16,939

Other loans, investments and advances
Portfolio investments	–247	–166	390	–165	–385
Capital subscriptions - International organizations	–	–	–	–	–
Loans and advances
Canada Emergency Business Account	21,016	3,864	344	-28,789	–
Canada Student Loans and Canada Apprentice Loans	1,683	–510	–115	–1,120	–637
Unconditionally repayable contributions	–622	–948	–1,098	–1,619	–389
Other loans and advances	–4,229	–984	–3,550	–197	–240

Total loans and advances	17,848	1,422	–4,419	–31,725	–1,266

Total	17,601	1,256	–4,029	–31,890	–1,651

Total loans, investments and advances	3,308	–6,078	–27,751	–26,776	–18,590

Pensions and other future benefits
Public sector pensions	–8,130	–5,034	–3,979	–1,557	–2,378
Other employee and veteran future benefits	18,401	18,244	15,519	17,808	12,516

Total pensions and other future benefits	10,271	13,210	11,540	16,251	10,138

Other Liabilities
Canada Pension Plan Account	–146	204	–38	–139	115
Other liabilities	–230	–573	1,034	800	31

Total other liabilities	–376	–369	996	661	146

Non-financial assets
Tangible capital assets	–7,214	–4,552	–5,202	–3,901	–4,740
Inventories	1,191	–379	738	–3,593	430
Prepaid expenses and other	–835	–44	774	–2,054	–547

Total non-financial assets	–6,858	–4,975	–3,690	–9,548	–4,857

Other transactions
Taxes receivable	–22,063	–13,394	–25,565	–20,925	6,463
Other accounts receivable	–467	–1,890	6,430	–2,697	–3,530
Derivative assets	332	1,714	–1,907	–2,257	242
Provincial, Territorial and Indigenous Tax Agreements Account	11,285	–20,942	16,140	7,691	–4,710
Amounts payable related to tax	2,990	6,285	6,947	11,330	–5,014
Derivative liabilities	–558	2,218	–774	–8,086	3,066
Other liabilities	–9,659	11,568	35,845	24,419	13,863

Total other transactions	–18,140	–14,441	37,116	9,475	10,380

Foreign exchange accounts
Assets
International reserves held in the Exchange Fund Account	–10,549	–21,767	–29,510	14,427	–4,817
International Monetary Fund — Subscriptions	286	–992	581	1,546	–729
International Monetary Fund — Loans	67	65	65	171	178
International Monetary Fund — Poverty Reduction and Growth Trust	–494	–	–	–	–
International Monetary Fund — Resilience and Sustainability Trust	–60	–414	–	–	–
	–10,750	–23,108	–28,864	16,144	–5,368
Liabilities
International Monetary Fund
Special drawing rights allocations	430	–1,489	–17,945	840	–396
Notes payable	–385	–411	490	3,023	243
	45	–1,900	–17,455	3,863	–153

Total foreign exchange accounts	–10,795	–21,208	–11,409	12,281	–5,215

Source: Public Accounts of Canada 2024 (Volume 1, Tables 1.5, 1.6).

(1)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(2)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2024	At March 31,
		2024	2023	2022	2021	2020
	(millions of dollars)
Canadian Currency:
Marketable bonds	$1,098,647	$1,081,399	$1,037,890	$1,030,634	$875,023	$596,540
Treasury bills	279,500	267,400	201,800	187,400	218,800	151,867
Canada Savings Bonds	0	0	0	0	163	275
Canada Premium Bonds	0	0	0	0	136	222

Total Canadian currency	1,378,147	1,348,799	1,239,690	1,218,034	1,094,122	749,904

Foreign Currency:(1)
Canada Bills	5,129	2,172	2,473	2,575	4,054	2,160
Canada Notes	–	–	–	–	63	704
Euro Medium-Term Notes	–	–	–	–	–	409
Other marketable bonds(2)	22,979	18,959	13,516	11,877	11,310	12,668

Total foreign currency	28,108	21,131	15,989	14,452	15,427	15,941

Total Unmatured Market Debt	$1,406,255	$1,369,929	$1,255,679	$1,232,486	$1,109,549	$764,845

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 27, 2024	At March 31,
		2024	2023	2022	2021	2020
United States Dollar	1.3517	1.3542	1.3516	1.2502	1.2567	1.4076
Euro	1.5091	1.4608	1.4657	1.3831	1.4736	1.5522

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2024	At March 31,
		2024	2023	2022	2021	2020
	(millions)
United States Dollars	17,000	14,000	10,000	9,500	9,000	9,000
Euro	–	–	–	–	–	2,000

Total Canadian currency unmatured market debt was $1,378 billion on September 30, 2024, an increase of $29,349 million from March 31, 2024. The increase resulted from an increase in outstanding marketable bonds and outstanding treasury bills.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2024 to September 30, 2024, the Government issued an aggregate of $118,000 million of marketable bonds in Canadian currency and redeemed $102,418 million ($8,754 million in bonds were repurchased and cancelled during the period), for a net increase of $15,582 million. This was further increased by $1,668 million for the inflation compensation on Real Return Bonds, which resulted in an overall net increase of $17,249 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2024 to September 30, 2024, the amount of treasury bills outstanding increased by $12,100 million.

In Budget 2017, released on March 22, 2017, the Government announced its decision to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. As of December 1, 2021, all Canada Savings Bonds and Canada Premium Bonds have matured. The outstanding balance of matured but unredeemed bonds is $422 million as of September 30, 2024.

Total foreign currency unmatured market debt was $28,108 million on September 30, 2024, an increase of $6,977 million from March 31, 2024. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of five global bond issues denominated in U.S. dollars.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2024, $75,568 million of Canadian dollars have been swapped for USD $57,819 million, $18,983 million of Canadian dollars have been swapped for EUR 12,927 million, $12,769 million of Canadian dollars have been swapped for GBP 7,194 million and $8,342 million Canadian dollars have been swapped for JPY 800,950 million. As of September 30, 2024, on a net basis $328 million Canadian dollars have been swapped for USD 241 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31
	2024	2023	2022	2021	2020
Marketable bonds(1)	2.39	1.90	1.49	1.63	2.19
Treasury bills	5.04	4.28	0.60	0.21	1.39
Canada bills	5.28	4.64	0.33	0.07	1.56
Total market debt	2.90	2.28	1.37	1.35	2.03

Source: Public Accounts of Canada 2024 (Volume 1, Table 6.5).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2024.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(millions of dollars)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3)
2024	21,839	281
2025	186,574	9,313
2026	192,752	5,139
2027	68,688	390
2028-2032	401,492	9,845
2033-2037	151,324	—
2038-2042	33,540	—
2043-2047	32,923	—
2048-2052	78,953	—
2053-2057	62,720	—
2058-2062	1,203	—
2063-2067	9,231

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.3517; the closing rate on September 27, 2024.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations amounted to $319,212 million as at March 31, 2024. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2024.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(millions of dollars)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	25,237	754	847,793	873,784

Liabilities
Liabilities to other than Government
Borrowings	188	—	336,872	337,060
Other	14,313	209	286,996	301,518

	14,501	209	623,868	638,578

Net assets	10,736	545	223,925	235,206

Financial interest of the Government
Obligations to the Government	2,980	4	176,075	179,059
Net equity of the Government	7,756	541	47,850	56,147

Total financial interest	10,736	545	223,925	235,206

Contingent liabilities	(1)	(1)	8,652	8,652

Source: Public Accounts of Canada 2024 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations and other entities are included in the Government’s financial statements as follows: Pending and threatened litigation and other claims and loan guarantees - provision accrued: $31.3 million; disclosure only: $1.5 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2024 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(millions of dollars)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	$319,212
Loan guarantees	31,569
Insurance programs managed by the Government	268,220
Other explicit guarantees	—

Total gross guarantees	619,001
Less: allowance for guarantees	570

Net exposure under guarantees	$618,431

Source: Public Accounts of Canada 2024 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2024.

AGENT ENTERPRISE CROWN CORPORATION INSURANCE PROGRAMS

(millions of dollars)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	1,182,476	—	—	6,849

Canada Mortgage and Housing Corporation:

Mortgage Insurance Fund	418,000	40	113	11,702
Mortgage-Backed Securities Guarantee Fund	524,000	—	—	1,593

Export Development Canada:
Export insurance contracts entered into on its own behalf	35,704	109	96	—

Farm Credit Canada	4,940	6	7	14

Source: Public Accounts of Canada 2024 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of assets and securities, which include: gold, silver, nickel and other coins; gold and silver bullion; foreign currencies; SDRs issued by the IMF; and securities issued or guaranteed by Canada or any province, and securities issued or guaranteed by the Government of the United States of America, of Japan, of the United Kingdom or of a member state of the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. Also, for the purposes of conducting monetary policy or promoting financial stability, if the Governor is of the opinion that there is a severe and unusual stress on a financial market or the financial system, the Bank may buy and sell from or to any person any securities and any other financial instruments, to the extent determined necessary by the Governor. The Bank may open accounts with other central banks, or in the Bank for International Settlements (“BIS”). The Bank may accept deposits from: the Government or any of its corporations or agencies; any province; any bank; any authorized foreign bank that is not subject to certain restrictions and requirements or any other member of Payments Canada, as well as financial market infrastructures. The Bank may pay interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. Since May 16, 2022, Government of Canada deposits have ceased accruing interest. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals, nor offer commercial banking services.

The Bank is not required to maintain gold or foreign exchange reserves against its liabilities. The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to any member of Payments Canada. The Bank shall at all times make public the minimum rate at which it is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 50 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999. In 2021, the Lynx payment system replaced the LVTS system and is Canada’s real-time gross settlement system.

The Bank can implement monetary policy through two different frameworks, depending on how the Bank manages the balance sheet and supplies liquidity to the payment system. The interest rate corridor system is one where the Bank supplies limited settlement balances and actively manages its balance sheet to maintain a targeted level of settlement balances on a daily basis through the  auctioning  of  Government  of  Canada  cash  balances.  The  Bank  implemented this approach between 1999 and March 23, 2020. Alternatively, the Bank can operate in the floor system where the Bank does not target a specific level of settlement balances but ensures that the level is more than enough to meet demand from financial institutions. In the floor system, the Bank sets the deposit rate equal to the target rate. This system was implemented in March 2020 to reinforce the overnight target rate, and on April 13, 2022, the Bank announced that the floor system would remain in place. The following paragraph describes the floor system more fully.

The floor system has a simpler operational framework and can function effectively in both normal and exceptional circumstances (e.g., market-wide demand for liquidity). To do so, the Bank may allow settlement balances to reach a higher level than usual or cease targeting a specific level of settlement balances altogether. When the Bank provides an ample amount of settlement balances, the overnight rate is less sensitive to the overall level of settlement balances. Because of this, there is less need for intraday liquidity operations or afternoon Receiver General of Canada auctions that the Bank typically uses to achieve its target level of settlement balances. In such circumstances, the Bank may also narrow its operating band for implementing monetary policy, setting the deposit rate equal to the target for the overnight rate, while maintaining the Bank rate at 25 basis points above the target rate. Along with higher settlement balances, this helps motivate trading in the general collateral overnight market at or close to the deposit rate during the day and supports the Bank’s ability to achieve its overnight rate target.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank concerning the monetary policy to be followed. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. If the Governor of the Bank is of the opinion that a clearing and settlement system could be operated in a manner that poses a systemic risk or payments system risk and the Minister is of the opinion that it is in the public interest to do so, the Governor may designate the clearing and settlement system as a clearing and settlement system that is subject to the Bank’s oversight. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system to remedy the situation.

The Payment Clearing and Settlement Act also gives the Bank powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems and act as central counterparty to the participants. More generally, the Bank has the power to participate in any eligible clearing and settlement system – participating in its loss sharing mechanism, act as custodian and/or settlement agent for a clearing house and accept and pay interest on deposits from the systems and their participants. Furthermore, the Payment Clearing and Settlement Act establishes the Bank’s role as the resolution authority for Canadian designated systems. The resolution mandate came into force in 2019. The resolution regime’s main objectives are to promote financial stability, maintain the availability of critical financial services and minimize the potential exposure of public funds to a loss. To achieve this, the Bank is developing plans on how to respond to the unlikely event of a designated system in resolution, in Canada. The Bank also has the power to lend to the clearing house of a system in resolution on an uncollateralized basis, and also the power to take temporary control of the system.

Under the Retail Payment Activities Act (“RPAA”), the Bank is responsible for registering and supervising payment service providers (“PSPs”). In November 2023, the Department of Finance published final regulations to support the RPAA. The registration portion of the mandate came into force on November 1, 2024, and the Bank will start publishing its list of registered PSPs on September 8, 2025. This is also the day when supervisory expectations for registered PSPs to manage certain risks will come into force. Under the RPAA, the Bank will be responsible for determining if registered PSPs comply with these supervisory expectations, and for using tools to promote compliance with them. The RPAA also enables the Bank to monitor and evaluate trends and issues in the payment system.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (“OSFI”) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian bank subsidiaries. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at November 22, 2024, the banking system consisted of 35 domestic banks, 15 foreign bank subsidiaries, 27 full-service foreign bank branches, and 2 foreign bank lending branches. Foreign bank lending branches are prohibited from accepting deposits or otherwise borrowing money except from financial institutions. Generally, foreign bank full-service branches may not in Canada accept deposits of less than $150,000. Deposits at foreign bank branches are not insured by the Canada Deposit Insurance Corporation (“CDIC”). Moreover, foreign branches are not subject to the capital requirements of domestic banks. Foreign bank branches are required to deposit and maintain a minimum amount of unencumbered assets with a an approved financial institution in Canada.

To strengthen Canada’s bank resolution toolkit, the Government implemented a bail-in regime for Canada’s systemically important banks. The objectives of the bail-in regime are to: preserve financial stability by empowering the Governor in Council and CDIC to quickly restore a failed systemically important bank to viability and allow it to remain open and operating, even where the bank has experienced severe losses; reduce government and taxpayer exposure in the unlikely event of a failure of a systemically important bank; and reduce the likelihood of a failure of a systemically important bank and increase market discipline by reinforcing that bank shareholders and creditors are responsible for the bank’s risks – not taxpayers. As part of the implementation of the statutory bail-in regime, the Superintendent of Financial Institutions was given responsibility for the designation of domestic systemically important banks (“D-SIBs”). The Superintendent has legally designated Canada’s six largest banks (Bank of Montreal, Bank of Nova Scotia, Canadian Imperial Bank of Commerce, National Bank of Canada, Royal Bank of Canada and Toronto-Dominion Bank) as D-SIBs. The bail-in power allows the Canada Deposit Insurance Corporation (Canada’s bank resolution authority), if directed to do so by the Governor in Council, to convert some of a failing systemically important bank’s debt into common shares in order to recapitalize the bank.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness and integrity of the sector. The sunset clause in the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet the changing needs of its users.

The most recent review was launched in October 2023, beginning with three separate public consultations; a consultation seeking general input (closed in December 2023), a consultation seeking views on strengthening competition in the financial sector (closed in March 2024), and a consultation on proposals to strengthen the financial sector (closed in September 2024). The Government is now considering the input received, with a view to developing policy proposals.

On housing finance, in 2024, the Government announced changes to mortgage insurance rules to support homeownership and incentivize the creation of new housing supply. These changes included increasing the mortgage insurance home price limit from $1 million to $1.5 million, permitting 30-year amortizations for insured mortgages where the homebuyer is a first-time homebuyer or purchases a new build, and allowing insured mortgage refinancing where a homeowner adds additional housing units to a residential property. In addition, in Budget 2024, the Government announced enhancements to the Canadian Mortgage Charter that was initially announced in Fall 2023, to ensure that borrowers are aware of the mortgage relief they can seek and receive from their financial institutions. These recent measures follow successive rounds of policy and regulatory tightening between 2008 and 2021, in relation to both insured and uninsured mortgage lending, to support the resilience of mortgage borrowers and Canada’s housing finance system. In November 2024, OSFI began implementing loan-to-income (“LTI”) limits on the uninsured mortgage portfolios of federally regulated lenders. OSFI also recently announced that it no longer expects application of the prescribed mortgage ‘stress test’ when uninsured borrowers switch federally regulated lenders at renewal without increasing their loan amount or amortization.

In recent years, the Government has introduced a series of measures and investments to combat financial crime, protect Canadians, and safeguard the integrity of Canada’s financial system. Since 2019, the Government has made investments of close to $379 million to strengthen compliance, data, financial intelligence, information sharing and investigative capacity to support money laundering investigations. The rapidly evolving and complex nature of financial crime also requires ongoing changes to Canada’s legislative and regulatory framework to provide effective tools to confront new money laundering and terrorist financing techniques. Every Budget since 2019 has included financial crime related measures, and important amendments were also included in the 2023 Fall Economic Statement.

Budget 2023 included legislative amendments to strengthen the investigative, enforcement, and information-sharing tools of Canada’s anti-money laundering and anti-terrorist financing (“AML/ATF”) Regime, introduce and strengthen certain penalties, and establish obligations for the financial sector to report on sanctioned assets to the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”). The 2023 Fall Economic Statement announced the Government’s intention to introduce legislative and regulatory measures to continue strengthening Canada’s AML/ATF framework, including to: address sanctions evasion; support operational effectiveness; combat trade-based financial crime and environmental crime; and expand the framework to address risks related to white-label automatic teller machines and in the real estate sector. Finally, Budget 2024 included measures to: enhance the ability of industry to share information with each other to better detect and deter money laundering, terrorist financing, and sanctions evasion, while maintaining privacy protections for personal information; permit FINTRAC to disclose financial intelligence to provincial and territorial civil forfeiture offices; expand the framework to cover new sectors that pose financial crimes risks; as well as other measures to support law enforcement investigations.

To ensure consumers can securely and confidently access their financial data and safely use services that can help them improve their financial outcomes, the Government passed the first of two pieces of legislation to establish the Consumer-Driven Banking Act in June 2024. The first elements of the Consumer-Driven Banking Act expanded the mandate of the Financial Consumer Agency of Canada (“FCAC”) to oversee consumer-driven banking activities and established foundational elements related to technical standards, scope and governance.

The second piece of legislation was introduced as part of the 2024 Fall Economic Statement and includes, among others, the process to be accredited under the Consumer-Driven Banking Act and the common rules (privacy, security, liability) which would need to be followed. With its introduction, the Government will move to regulatory development in 2025 with the goal of achieving a fully implemented Consumer-Driven Banking Act by 2026. The Government will review the Consumer-Driven Banking Act after three years to ensure it continues to meet core policy objectives.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In 2021, the Government and the Bank renewed the flexible inflation-targeting framework for 2022 to 2026. The Government and the Bank believe that the best contribution of monetary policy to the well-being of Canadians is to continue to focus on price stability. The Government and the Bank also agree that monetary policy should continue to support maximum sustainable employment, recognizing that maximum sustainable employment is not directly measurable and is determined largely by non-monetary factors that can change through time. Further, the Government and the Bank agree that because well-anchored inflation expectations are critical to achieving both price stability and maximum sustainable employment, the primary objective of monetary policy is to maintain low, stable inflation over time. The next review of the inflation-control framework will be in 2026.

The policy instrument the Bank uses to influence monetary conditions is the target overnight rate, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the target overnight rate necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the target overnight rate to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Against a backdrop of rapidly rising inflation in 2022, the Bank departed from the effective lower bound in March 2022 and increased its target for the overnight rate to a peak of 5.00% in July 2023. The Bank began quantitative tightening in April 2022 as a complement to the increases in the policy interest rate. Inflation has since moved sustainably back into the 1% to 3% range, so in June 2024 the Bank began lowering the overnight rate. Inflation reached the 2% target in August 2024.

In the October 2024 Monetary Policy Report, the Bank expects economic growth to remain the same as in 2023 with GDP growth of 1.2% in 2024. GDP growth is projected to pick up to 2.1% in 2025. Inflation is projected to stay around 2% through the second half of 2024. As excess supply in the economy weighs on prices, inflation is forecast to remain near the 2% target over 2025 and 2026.

The Bank intends to cut rates further if the economy evolves in line with its outlook. The risks to inflation are balanced on both the upside and downside, but the Governing Council will continue to monitor incoming data. The Bank is committed to maintaining price stability by keeping inflation near the 2% target.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2024, Canada’s paid-up quota in the IMF was SDR  11,024 million.  On September 27, 2024,  one  SDR  equaled $1.8291. Canada also participates in the New Arrangements to Borrow (the “NAB”), which provides special financial resources to the IMF. The NAB is subject to periodic review and renewal by the IMF’s Board of Governors. On January 1, 2021, a NAB reform became effective, doubling the NAB credit arrangements and establishing a new NAB period through end-2025. As of September 30, 2024, Canada’s NAB commitment was SDR 7,747 million, with SDR 0 million drawn.

Alongside a number of G7, G20 and other partner countries, Canada also participates in the global undertaking to extend the IMF’s access to bilateral resources (also known as Bilateral Borrowing Agreements (“BBAs”). The previous 2016 agreement under which Canada provided a credit line of SDR 8,200 million ended on December 31, 2020. With the doubling of the NAB, the BBAs were roughly halved, keeping overall borrowed resources unchanged. A new BBA agreement became effective on January 1, 2021 for a term of three years through end-2023, extendable by one year. In May 2023, the IMF Executive Board agreed to extend the 2020 BBAs to end-2024, which is subject to the consent of individual creditor countries. Canada provided its consent to the IMF in June 2023. As of September 30, 2024, Canada’s bilateral credit line to the IMF was SDR 3,532 million.

On December 15, 2023, the Board of Governors of the IMF concluded the 16th General Review of Quotas (“GRQ”) and approved a 50% equiproportional increase in IMF members’ quotas (without changing individual members’ quota shares) and a rollback of the NAB. This increase will become effective once consent is received from members representing 85% of total voting power for quotas and 90% for the amounts of NAB participants. Upon effectiveness, NAB resources will be reduced, and the BBAs will be phased out. Canada’s new quota will be SDR 16,536 million, while the NAB amount will be reduced to SDR 6,486 million. To ensure the IMF remains well-resourced in the interim, the BBAs have been extended to December 31, 2027, or until the GRQ becomes effective, whichever comes first. Additionally, the IMF Board has begun engaging with NAB participants about extending the NAB starting January 1, 2026, either at the current level or at the new level, depending on the status of the members’ consents. Canada provided its consent to the quota increase, the rollback of the NAB, and the extension of the BBAs on July 15, 2024.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the WTO and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At September 30, 2024
	Subscription
	Total	Paid-in(1)
	(millions of U.S. dollars)
International Bank for Reconstruction and Development	$8,499	$620
International Finance Corporation	620	620
Multilateral Investment Guarantee Agency	57	11
Asian Development Bank	7,771	389
Inter-American Development Bank	7,026	242
Caribbean Development Bank	157	34
African Development Bank	8,087	369
European Bank for Reconstruction and Development	11,143	238
Asian Infrastructure Investment Bank(2)	995	199

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions. Where applicable, subscription amounts were converted to U.S. dollar amounts using closing exchange rates as of September 30, 2024.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	On June 14, 2023, the Government of Canada halted all government-led activity at the Asian Infrastructure Investment Bank (AIIB) until further notice.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. Contingent liabilities are potential liabilities which may become actual liabilities when one or more future events not wholly within the Government’s control occur or fail to occur. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2024.

2024 (millions of dollars)
Claims
Pending and threatened litigation and other claims	19,725
Specific claims	26,336
Comprehensive land claims	9,957
Provision for guarantees provided by the Government	570

Total provision recorded	56,588

Source: Public Accounts of Canada 2024 (Volume 1, Section 2).

Claims

Where the Government has assessed a claim as likely and measurable, an estimated provision is determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss is based on a range of amounts, the amount accrued within the range is the Government’s best estimate of the potential loss which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued.

The Government has claims for which the outcome is likely to result in a liability, but the Government cannot reasonably measure the amount as at March 31, 2024, the financial statement date. These claims are continually reassessed as they progress through the legal process. Until more information becomes available which would allow for a reasonable estimate of the liability or the extent, no amount is accrued or disclosed.

As of March 31, 2024, claims for which the outcome was not determinable and for which an amount had not been accrued were estimated at $3,314 million ($3,375 million in fiscal year 2023). The resolution of these claims may result in a liability, if any, that differs from the estimated amount.

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions that are recorded are based on the Government’s best estimate of the potential loss.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2024, there were 747 (698 in 2023) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims that have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Indigenous rights and title have not been resolved by treaty or by other legal means. As of March 31, 2024, there were 104 (101 in 2023) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Appeal, or the Supreme Court of Canada. As of March 31, 2024, an amount of $7,354 million ($6,753 million in 2023) was being appealed to the courts, for which the likelihood of an adverse outcome was not determinable or for which an amount could not be reasonably estimated. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon%	Issue date(s)	Series	Outstanding at September 30, 2024
2024 — Oct. 1	0.75	2021: Jul. 12, Aug. 27, Oct. 27, Nov. 24	M508	$14,000,000,000
2024 — Nov. 1	3.00	2022: Aug. 15, Aug. 31, Sep. 19, Oct. 17	P402	13,822,300,000
2025 — Feb. 1	3.75	2022: Nov. 2, Dec. 2, Dec. 19; 2023: Jan. 16	P659	14,550,000,000
2025 — Mar. 1	1.25	2019: Oct. 11, Nov. 8; 2020: Feb. 3, Feb. 21, Mar. 25	K528	17,300,000,000
2025 — Apr. 1	1.50	2022: Jan. 24, Mar. 21, Apr. 22, Jun. 24	N340	11,875,000,000
2025 — May 1	3.75	2023: Feb. 10, Mar. 3, Mar. 20, Apr. 17	Q319	14,800,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	12,950,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,133,858,000
2025 — Aug. 1	3.50	2023: May 12, Jun. 2, Jun. 19, Jul. 21	Q640	13,650,000,000
2025 — Sep. 1	0.50	2020: Apr. 3, Apr. 14, May 15, Jun. 1, Jun. 29, Jul. 20, Aug. 7, Aug. 21, Sep. 8	K940	47,500,000,000
2025 — Oct. 1	3.00	2022: Jul. 25, Aug. 22, Oct. 24, Nov. 21	P246	10,000,000,000
2025 — Nov. 1	4.50	2023: Aug. 4, Aug. 21, Sep. 15, Oct. 6	Q806	19,500,000,000
2026 — Feb. 1	4.50	2023: Nov. 1, Nov. 17, Dec. 13; 2024: Jan. 15	R226	22,500,000,000
2026 — Mar. 1	0.25	2020: Oct. 9, Oct. 23, Nov. 12, Dec. 9; 2021: Jan. 18, Feb. 16, Mar. 11, Apr. 5	L518	34,000,000,000
2026 — Apr. 1	3.00	2023: Jan. 20, Feb. 17, Apr. 26, May 19	P816	10,000,000,000
2026 — May 1	4.00	2024: Feb. 12, Mar. 4, Mar. 20, Apr. 15	R556	26,000,000,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,472,000,000
2026 — Aug. 1	4.00	2024: May 6, Jun. 3, Jun. 28, Aug. 18	R978	22,000,000,000
2026 — Sep. 1	1.00	2021: Apr. 16, May 7, Jun. 7, Jul. 9, Aug. 13, Sep. 23	L930	23,000,000,000
2026 — Nov. 1	3.25	2024: Aug. 2, Aug. 29, Sep. 27	S398	16,500,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	9,688,560,000	(2)
2027 — Mar. 1	1.25	2021: Oct. 15, Nov. 15; 2022: Jan. 14, Feb. 24	M847	17,000,000,000
2027 — Jun. 1	1.00	2016: Aug. 3, Oct. 31; 2017: Mar. 7, May 1, Jun. 26	F825	14,740,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	3,620,841,000
2027 — Aug. 24	3.245	2022: Dec. 2	P733	500,000,000
2027 — Sep. 1	2.75	2022: May 13, Jun. 10, Jul. 22, Sep. 28	N837	16,000,000,000
2028 — Mar. 1	3.50	2022: Oct. 21, Nov. 14; 2023: Jan. 13, Mar. 22	P576	15,000,000,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2028 — Sep. 1	3.25	2023: Apr. 21, Jun. 5, Jul. 7, Aug. 28	Q491	20,000,000,000
2029 — Mar. 1	4.00	2023: Oct. 13, Nov. 10, Dec. 20; 2024: Jan. 22, Feb. 20, Mar. 18	Q988	27,000,000,000
2029 — Jun. 1	2.25	2018: Jul. 27, Oct. 19; 2019: Jan. 25, Apr. 22	J397	12,300,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,598,959,000
2029 — Sep. 1	3.50	2024 : Apr. 8, May 10, Jun. 7, Jul. 4, Aug. 8, Sep. 12	R895	30,000,000,000
2029 — Dec. 1	2.25	2022: Mar. 29	N670	5,000,000,000
2030 — Jun. 1	1.25	2019: Jul. 26, Oct. 4; 2020: Jan. 17, Mar. 23, Apr. 1, Apr. 6, May 8, Jun. 22, Jul. 13, Aug. 10, Aug. 28, Sep. 28	K379	44,200,000,000
2030 — Dec. 1	0.50	2020: Oct. 5, Oct. 21, Nov. 16, Dec. 23; 2021: Jan. 11, Feb. 1, Mar. 8, Mar. 29	L443	40,000,000,000
2031 — Jun. 1	1.50	2021: Apr. 26, May 10, Jun. 16, Jul. 5, Jul. 23, Aug. 6, Sep. 7, Sep. 29	M276	42,000,000,000
2031 — Dec. 1	1.50	2021: Oct. 25, Nov. 3, Dec. 1, Dec. 22; 2022: Jan. 10, Feb. 7, Mar. 2	N266	32,000,000,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	10,286,938,000	(2)
2032 — Jun. 1	2.00	2022: Mar. 16, Apr. 25, May 4, May 27, Jun. 27, Jul. 11	N597	24,000,000,000
2032 — Dec. 1	2.50	2022: Aug. 8, Aug. 29, Sep. 26, Oct.7, Nov. 7, Dec. 28	P329	21,000,000,000
2033 — Jun. 1	2.75	2023: Feb. 6, Feb. 27, Mar. 17, Apr. 10, May 26	Q236	19,000,000,000
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	11,988,905,000
2033 — Dec. 1	3.25	2023: Jun. 26, Aug. 8, Sep. 1, Sep. 29, Oct. 23, Dec. 1	Q723	21,000,000,000
2034 — Mar. 1	3.50	2024: Mar. 5	R713	4,000,000,000
2034 — Jun. 1	3.00	2023: Dec. 27; 2024: Jan. 29, Feb. 23, Apr. 1, Apr. 22, May 24, Jun. 21	R481	34,000,000,000
2034 — Dec. 1	3.25	2024: Jul. 12, Aug. 22, Sep. 26	S216	15,000,000,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	9,206,086,500	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	11,730,774,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	13,838,441,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	9,545,184,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	10,795,785,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,300,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	10,122,343,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 — Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14, Nov. 30; 2019: Feb. 22, May 24, Sep. 13, Nov. 29; 2020: May 29, Sep. 4, Dec. 4; 2021: Feb. 12	G997	9,477,656,000	(2)
2051 — Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24, Nov. 2; 2019: Jan. 21, Apr. 29, Aug. 16, Sep. 30, Nov. 18; 2020: Mar. 18, Mar. 27, Apr. 24, Jun. 8, Jul. 27, Aug. 14, Sep. 21, Oct. 19, Nov. 2, Dec. 21; 2021: Jan. 25, Mar. 1, Mar. 22, May 3, May 28, Jun. 25	H722	51,816,529,000
2053 — Dec. 1	1.75	2021: Aug. 3, Aug. 30, Sep. 20, Nov. 1, Nov. 26, Dec. 20; 2022: Jan. 31, Feb. 28, Apr. 4, May 2, Jul. 4, Aug. 2, Oct. 10, Oct. 31, Nov. 25	M680	32,000,000,000
2054 — Dec. 1	0.25	2021: Jun. 4, Sep. 3, Dec. 3; 2022: Mar. 11, May 30, Sep. 6	M433	2,436,903,000	(2)
2055 — Dec. 1	2.75	2023: Jan. 30, Apr. 3, Apr. 28, Jul. 4, Jul. 31, Sep. 25, Nov. 6, Dec. 18; 2024: Feb. 5, Mar. 11, Apr. 29, May 31, Jul. 26, Sep. 6	P998	24,750,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20; 2021: May 20, Sep. 27, Nov. 8; 2022: Mar. 25	C939	8,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars:				$1,098,647,062,500

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2024
Various maturity dates from Oct. 7, 2024 to Sept. 10, 2025	3.358 to 5.299	Various issue dates from Oct. 12, 2023 to Sept. 25, 2024	$279,500,000,000

Total Unmatured Market Debt Payable in Canadian Dollars			$1,378,147,062,500

(B) PAYABLE IN FOREIGN CURRENCY (1) (3)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2024
Various maturity dates from Oct. 1, 2024 to June 16, 2025	3.91 to 5.23	USD 3,794,604,000	Various issue dates from Apr. 15, 2024 to Sept. 25, 2024	$5,129,166,227

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original issue amount	Issue date	Outstanding at September 30, 2024
2025 — Jan. 22	1.625	USD 3,000,000,000	2020 — Jan. 22	$4,055,100,000
2026 — May 19	0.75	USD 3,500,000,000	2021 — May 19	4,730,950,000
2025 — Apr. 28	2.875	USD 3,500,000,000	2022 — April 28	4,730,950,000
2028 — Apr. 26	3.750	USD 4,000,000,000	2023 — April 26	5,406,800,000
2029 — Apr. 30	4.625	USD 3,000,000,000	2024 — April 30	4,055,100,000

Total				$22,978,900,000

Total Unmatured Market Debt Payable in Foreign Currency				$28,108,066,227

Total Unmatured Market Debt				$1,406,255,128,727

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2024), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2024 — Oct. 20	2.08440	$ 54,375,000	SOFR	USD 50,000,000
Nov. 20	2.02720	111,800,000	SOFR	100,000,000
Nov. 20	1.95800	112,300,000	SOFR	100,000,000
Nov. 20	1.88120	113,080,000	Fixed	100,000,000
Nov. 20	1.98340	112,240,000	Fixed	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	SOFR	100,000,000
Dec. 3	1.85390	113,780,000	SOFR	100,000,000
Dec. 11	1.87030	114,180,000	SOFR	100,000,000
Dec. 15	2.01060	13,745,295	SOFR	12,150,000
2025 — Jan. 16	1.5504	119,390,000	SOFR	100,000,000
Jan. 20	2.04600	114,150,000	Fixed	100,000,000
Jan. 22	1.4957	121,050,000	SOFR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	SOFR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 11	1.20510	64,925,000	Fixed	50,000,000
May 31	1.23740	258,800,000	Fixed	200,000,000
Jun. 2	1.20030	262,000,000	Fixed	200,000,000
Jun. 3	1.18618	196,275,000	Fixed	150,000,000
Jun. 6	1.17250	196,710,000	Fixed	150,000,000
Jun. 7	1.07010	64,745,000	Fixed	50,000,000
Jun. 13	1.03840	127,300,000	Fixed	100,000,000
Jun. 14	1.02860	127,110,000	Fixed	100,000,000
Jun. 14	1.03916	127,400,000	Fixed	100,000,000
Dec. 8	1.61800	133,730,000	Fixed	100,000,000
Dec. 10	1.54170	271,120,000	Fixed	200,000,000
Dec. 14	1.50160	271,800,000	Fixed	200,000,000
Dec. 17	1.48580	274,800,000	Fixed	200,000,000
Dec. 18	1.52620	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.15570	140,450,000	Fixed	100,000,000
Mar. 3	1.18280	202,290,000	Fixed	150,000,000
Apr. 18	1.28570	128,420,000	Fixed	100,000,000
Apr. 18	1.30940	128,400,000	Fixed	100,000,000
Apr. 19	1.28480	160,662,500	Fixed	125,000,000
Apr. 21	1.31760	127,180,000	Fixed	100,000,000
Apr. 22	1.31360	633,750,000	Fixed	500,000,000
Jul. 18	1.03600	258,440,000	Fixed	200,000,000
Jul. 18	1.03940	129,310,000	Fixed	100,000,000
Jul. 21	1.08950	195,555,000	Fixed	150,000,000
Aug. 5	1.07810	262,000,000	Fixed	200,000,000
Aug. 11	1.00290	262,340,000	Fixed	200,000,000
Aug. 12	0.99620	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Aug. 23	0.83100	128,080,000	SOFR	100,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 7	1.06050	$ 162,687,500	Fixed	USD 125,000,000
Sep. 19	1.21390	198,045,000	Fixed	150,000,000
Sep. 21	1.19880	131,690,000	Fixed	100,000,000
Sep. 30	0.97050	132,190,000	Fixed	100,000,000
Sep. 30	0.96630	66,290,000	Fixed	50,000,000
Sep. 30	0.95990	132,470,000	Fixed	100,000,000
Oct. 3	0.97690	196,485,000	Fixed	150,000,000
Oct. 4	0.99950	131,250,000	Fixed	100,000,000
Oct. 5	0.99060	164,000,000	Fixed	125,000,000
Oct. 17	1.18900	131,930,000	Fixed	100,000,000
Oct. 24	1.17710	230,982,500	Fixed	175,000,000
Oct. 25	1.13570	99,922,500	Fixed	75,000,000
Oct. 26	1.13800	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.5340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 21	1.1467	123,480,000	Fixed	100,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 9	2.1297	$ 65,660,000	Fixed	USD 50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 13	1.0966	124,950,000	SOFR	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 20	1.0747	125,810,000	SOFR	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000
Jul. 24	2.1723	65,645,000	Fixed	50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Aug 13	1.0763	125,000,000	SOFR	100,000,000
Aug 27	1.0206	126,210,000	SOFR	100,000,000
Aug 30	1.0743	126,220,000	SOFR	100,000,000
Aug 31	1.0596	126,650,000	SOFR	100,000,000
Sep. 2	0.9883	126,180,000	SOFR	100,000,000
Sep. 14	1.0230	125,870,000	SOFR	100,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000
Oct. 2	2.42330	129,230,000	Fixed	100,000,000
Oct. 3	2.48300	128,200,000	Fixed	100,000,000
Oct. 5	2.48930	128,260,000	Fixed	100,000,000
Oct. 10	1.4432	123,830,000	Fixed	100,000,000
Oct. 16	2.48760	260,400,000	Fixed	200,000,000
Oct. 22	2.51600	130,340,000	Fixed	100,000,000
Oct. 22	2.51630	130,350,000	Fixed	100,000,000
Oct. 29	2.44760	130,520,000	Fixed	100,000,000
Oct. 29	2.43550	130,920,000	Fixed	100,000,000
Oct. 30	2.40560	131,510,000	Fixed	100,000,000
Oct. 30	2.40100	131,460,000	Fixed	100,000,000
Oct. 31	2.39760	131,050,000	Fixed	100,000,000
Nov. 1	2.40860	65,660,000	Fixed	50,000,000
Nov. 3	1.6085	123,670,000	Fixed	100,000,000
Nov. 19	2.37805	132,310,000	Fixed	100,000,000
Nov. 24	1.608	126,710,000	Fixed	100,000,000
Nov. 26	1.668	152,472,000	Fixed	120,000,000
Nov. 29	1.6896	253,860,000	Fixed	200,000,000
Dec. 3	2.30050	132,650,000	Fixed	100,000,000
Dec. 3	2.30070	132,700,000	Fixed	100,000,000
Dec. 4	2.27470	133,040,000	Fixed	100,000,000
Dec. 4	2.26650	133,170,000	Fixed	100,000,000
Dec. 4	2.26180	133,040,000	Fixed	100,000,000
Dec. 10	2.05280	134,220,000	Fixed	100,000,000
Dec. 10	2.03550	268,400,000	Fixed	200,000,000
Dec. 11	2.10190	132,960,000	Fixed	100,000,000
Dec. 11	2.10530	132,750,000	Fixed	100,000,000
Dec. 12	2.05570	133,550,000	Fixed	100,000,000
Dec. 15	1.36	204,432,000	Fixed	160,000,000
Dec. 17	1.3394	257,540,000	Fixed	200,000,000
Dec. 18	2.116	133,880,000	Fixed	100,000,000
Dec. 18	2.11250	133,850,000	Fixed	100,000,000
2029 — Jan. 8	1.89320	134,320,000	Fixed	100,000,000
Jan. 16	1.93840	132,680,000	Fixed	100,000,000
Jan. 22	1.98840	132,950,000	Fixed	100,000,000
Jan. 25	1.96490	133,650,000	Fixed	100,000,000
Feb. 7	1.93640	131,400,000	Fixed	100,000,000
Mar. 13	1.76100	134,190,000	Fixed	100,000,000
Mar. 25	2.31	125,600,000	Fixed	100,000,000
Apr. 5	1.70510	133,310,000	Fixed	100,000,000
Apr. 8	1.69880	133,610,000	Fixed	100,000,000
Apr. 10	1.72730	133,230,000	Fixed	100,000,000
Apr. 17	1.79980	133,150,000	Fixed	100,000,000
Apr. 17	1.75810	133,780,000	Fixed	100,000,000
Apr. 18	1.78000	133,720,000	Fixed	100,000,000
Apr. 18	1.78280	133,490,000	Fixed	100,000,000
Apr. 18	1.77920	133,560,000	Fixed	100,000,000
Apr. 24	1.76000	133,860,000	Fixed	100,000,000
Apr. 29	1.67900	135,030,000	Fixed	100,000,000
Apr. 29	1.69380	134,980,000	Fixed	100,000,000
Apr. 30	1.69280	134,920,000	Fixed	100,000,000
May 6	1.71920	134,680,000	Fixed	100,000,000
May 8	1.72130	134,560,000	Fixed	100,000,000
May 8	1.71700	134,470,000	Fixed	100,000,000
May 16	1.68930	134,580,000	Fixed	100,000,000
May 17	1.63650	134,800,000	Fixed	100,000,000
May 22	1.64400	134,910,000	Fixed	100,000,000
May 22	1.67090	134,740,000	Fixed	100,000,000
May 23	1.73500	134,240,000	Fixed	100,000,000
May 23	1.74300	134,120,000	Fixed	100,000,000
May 28	1.67270	134,880,000	Fixed	100,000,000
May 28	1.64800	134,860,000	Fixed	100,000,000
Jun. 6	2.9538	252,460,000	Fixed	200,000,000
Jul. 17	1.59960	130,250,000	Fixed	100,000,000
Jul. 20	3.117	323,750,000	Fixed	250,000,000
Jul. 26	1.45170	131,270,000	Fixed	100,000,000
Oct. 29	1.5009	130,670,000	Fixed	100,000,000
Nov. 22	1.4695	132,240,000	Fixed	100,000,000
Nov. 26	1.4675	132,640,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2030 — Mar. 28	2.3565	$ 314,350,000	Fixed	USD 250,000,000
May 11	3.0564	258,500,000	Fixed	200,000,000
Jun. 22	3.3531	325,875,000	Fixed	250,000,000
Jul. 8	0.5507	135,470,000	Fixed	100,000,000
Jul. 20	0.4983	135,450,000	Fixed	100,000,000
Jul. 24	0.4985	134,330,000	Fixed	100,000,000
Jul. 31	0.4775	133,630,000	Fixed	100,000,000
Aug. 6	0.43851	134,160,000	Fixed	100,000,000
Aug. 7	0.476	132,530,000	Fixed	100,000,000
Aug. 14	0.6126	132,650,000	Fixed	100,000,000
Aug. 18	0.6162	132,470,000	Fixed	100,000,000
Aug. 21	0.5588	131,680,000	Fixed	100,000,000
Aug. 27	0.5938	132,030,000	Fixed	100,000,000
Sep. 3	0.636	130,230,000	Fixed	100,000,000
Sep. 17	0.5609	131,590,000	Fixed	100,000,000
Sep. 25	0.557	133,510,000	Fixed	100,000,000
Oct. 1	0.5463	133,730,000	Fixed	100,000,000
Oct. 8	0.5965	132,660,000	Fixed	100,000,000
Oct. 16	0.5815	131,250,000	Fixed	100,000,000
Oct. 18	3.5106	138,440,000	Fixed	100,000,000
Oct. 18	3.537	277,460,000	Fixed	200,000,000
Oct. 22	0.5984	131,840,000	Fixed	100,000,000
Nov. 2	0.6051	133,500,000	Fixed	100,000,000
Nov. 5	0.692	131,150,000	Fixed	100,000,000
Nov. 25	0.6933	130,880,000	Fixed	100,000,000
2031 — Mar. 25	2.3489	314,900,000	Fixed	250,000,000
Apr. 8	1.5197	125,500,000	Fixed	100,000,000
Apr. 14	1.5041	125,340,000	Fixed	100,000,000
Apr. 15	1.5011	125,650,000	Fixed	100,000,000
Apr. 16	1.5155	125,530,000	Fixed	100,000,000
Apr. 26	1.544	125,100,000	Fixed	100,000,000
Apr. 27	1.5093	124,880,000	Fixed	100,000,000
Apr. 30	1.5735	123,940,000	Fixed	100,000,000
May 5	1.5527	245,840,000	Fixed	200,000,000
May 11	1.5196	121,960,000	Fixed	100,000,000
May 17	1.6025	121,300,000	Fixed	100,000,000
May 18	1.5521	242,360,000	Fixed	200,000,000
May 21	1.5841	120,700,000	Fixed	100,000,000
May 28	1.4593	121,160,000	Fixed	100,000,000
Jun. 3	1.5156	120,320,000	Fixed	100,000,000
Jun. 3	1.5323	120,320,000	Fixed	100,000,000
Jun. 3	1.514	120,500,000	Fixed	100,000,000
Jun. 7	1.4932	120,740,000	Fixed	100,000,000
Jun. 7	1.5157	121,060,000	Fixed	100,000,000
Jul. 6	1.4013	123,980,000	Fixed	100,000,000
Jul. 9	1.2921	124,360,000	Fixed	100,000,000
Jul. 19	1.2947	125,430,000	Fixed	100,000,000
Jul. 20	1.2834	125,850,000	Fixed	100,000,000
Jul. 21	1.1671	127,600,000	Fixed	100,000,000
Jul. 27	1.2222	125,910,000	Fixed	100,000,000
Aug. 11	1.2192	125,530,000	SOFR	100,000,000
Aug. 12	1.2528	125,600,000	SOFR	100,000,000
Aug. 16	1.277	125,140,000	Fixed	100,000,000
Aug. 18	1.1565	125,760,000	Fixed	100,000,000
Sep. 16	1.1986	126,650,000	Fixed	100,000,000
Sep. 17	1.2238	126,470,000	SOFR	100,000,000
Oct. 4	1.4766	127,120,000	SOFR	100,000,000
Oct. 4	3.12	341,875,000	Fixed	250,000,000
Oct. 5	1.4758	126,700,000	SOFR	100,000,000
Oct. 6	3.0656	341,325,000	Fixed	250,000,000
Oct. 7	3.1678	340,350,000	Fixed	250,000,000
Nov. 4	1.719	124,000,000	Fixed	100,000,000
Nov. 5	1.7159	155,212,500	SOFR	125,000,000
Nov. 12	1.5906	149,412,000	SOFR	120,000,000
Nov. 17	1.667	156,575,000	SOFR	125,000,000
Nov. 19	1.7309	144,670,000	SOFR	115,000,000
Dec. 2	1.5398	165,971,000	SOFR	130,000,000
Dec. 3	1.578	223,037,500	SOFR	175,000,000
Dec. 3	1.5906	159,337,500	SOFR	125,000,000
Dec. 6	1.4832	224,420,000	SOFR	175,000,000
Dec. 7	1.528	254,940,000	SOFR	200,000,000
Dec. 13	1.5121	253,740,000	Fixed	200,000,000
Dec. 13	1.5258	158,562,500	SOFR	125,000,000
Dec. 14	1.5218	190,770,000	SOFR	150,000,000
Dec. 16	1.4338	256,660,000	Fixed	200,000,000
Dec. 20	1.3889	255,640,000	Fixed	200,000,000
Dec. 20	1.3677	319,900,000	Fixed	250,000,000
Dec. 21	1.3289	384,990,000	Fixed	300,000,000
Dec. 22	1.3078	271,824,000	Fixed	210,000,000
2032 — Jan. 6	1.6113	126,910,000	Fixed	100,000,000
Jan. 10	1.6739	261,641,500	SOFR	205,000,000
Jan. 11	1.7143	266,385,000	SOFR	210,000,000
Jan. 18	1.7179	187,350,000	SOFR	150,000,000
Jan. 20	1.8788	250,120,000	Fixed	200,000,000
Jan. 24	1.8458	124,820,000	Fixed	100,000,000
Jan. 31	1.7826	253,720,000	Fixed	200,000,000
Jan. 31	1.7811	254,000,000	Fixed	200,000,000
Feb. 1	1.7526	255,840,000	Fixed	200,000,000
Feb. 2	1.7696	191,010,000	SOFR	150,000,000
Feb. 7	1.8043	190,290,000	SOFR	150,000,000
Feb. 11	1.8539	190,215,000	Fixed	150,000,000
Feb. 15	1.9473	190,185,000	SOFR	150,000,000
Feb. 17	1.9494	127,210,000	SOFR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 18	1.9783	$ 126,990,000	SOFR	USD 100,000,000
Feb. 28	1.9304	257,200,000	SOFR	200,000,000
Mar. 1	1.9341	350,625,000	SOFR	275,000,000
Mar. 7	1.8011	252,800,000	Fixed	200,000,000
Mar. 9	1.709	254,840,000	Fixed	200,000,000
Mar. 9	1.6941	255,480,000	Fixed	200,000,000
Mar. 10	1.7894	257,360,000	SOFR	200,000,000
Mar. 10	1.8237	193,080,000	SOFR	150,000,000
Mar. 14	1.9257	159,937,500	SOFR	125,000,000
Mar. 15	1.9721	254,480,000	Fixed	200,000,000
Mar. 16	2.097	127,450,000	SOFR	100,000,000
Mar. 21	2.1836	253,420,000	SOFR	200,000,000
Mar. 21	2.1696	221,550,000	SOFR	175,000,000
Mar. 28	2.3912	250,780,000	Fixed	200,000,000
Mar. 30	2.4793	188,625,000	Fixed	150,000,000
Apr. 6	2.4131	312,325,000	Fixed	250,000,000
Apr. 6	2.4559	124,850,000	Fixed	100,000,000
Apr. 7	2.4816	248,880,000	Fixed	200,000,000
Apr. 7	2.5076	187,050,000	Fixed	150,000,000
Apr. 8	2.5719	249,760,000	Fixed	200,000,000
Apr. 8	2.5546	125,120,000	Fixed	100,000,000
Apr. 8	2.5484	312,600,000	Fixed	250,000,000
Apr. 11	2.5845	188,805,000	Fixed	150,000,000
Apr. 12	2.6206	251,680,000	SOFR	200,000,000
Jun. 7	3.005	188,520,000	SOFR	150,000,000
Jul. 28	2.7616	321,800,000	SOFR	250,000,000
Jul. 29	2.7853	193,185,000	SOFR	150,000,000
Jul. 29	2.76	193,425,000	SOFR	150,000,000
Aug. 2	2.636	257,140,000	SOFR	200,000,000
Aug. 3	2.6568	257,060,000	SOFR	200,000,000
Aug. 4	2.55	128,730,000	Fixed	100,000,000
Aug. 5	2.745	128,500,000	SOFR	100,000,000
Aug. 5	2.7449	192,675,000	SOFR	150,000,000
Aug. 8	2.6884	128,420,000	Fixed	100,000,000
Aug. 8	2.6764	128,640,000	Fixed	100,000,000
Aug. 8	2.685	128,580,000	Fixed	100,000,000
Aug. 26	3.0725	129,810,000	SOFR	100,000,000
Aug. 26	3.1025	129,800,000	SOFR	100,000,000
Aug. 26	3.0897	259,520,000	SOFR	200,000,000
Aug. 29	3.0957	258,860,000	SOFR	200,000,000
Aug. 29	3.0844	129,380,000	SOFR	100,000,000
Aug. 29	3.1019	258,340,000	SOFR	200,000,000
Aug. 29	3.0705	129,440,000	SOFR	100,000,000
Aug. 31	3.0794	260,400,000	SOFR	200,000,000
Aug. 31	3.102	130,000,000	SOFR	100,000,000
Sep. 1	3.087	262,000,000	SOFR	200,000,000
Sep. 1	3.071	131,000,000	SOFR	100,000,000
Oct. 13	3.4111	345,175,000	Fixed	250,000,000
Oct. 20	3.38	137,850,000	Fixed	100,000,000
Nov. 3	3.2291	273,000,000	SOFR	200,000,000
Nov. 3	3.2274	136,480,000	SOFR	100,000,000
Nov. 8	3.47	270,560,000	SOFR	200,000,000
Nov. 14	3.4708	336,250,000	Fixed	250,000,000
Nov. 16	3.1596	132,720,000	Fixed	100,000,000
Nov. 18	3.0839	133,290,000	Fixed	100,000,000
Nov. 21	3.0946	334,750,000	Fixed	250,000,000
Nov. 25	3.037	134,150,000	Fixed	100,000,000
Nov. 25	3.025	133,960,000	Fixed	100,000,000
Nov. 25	3.02	133,870,000	Fixed	100,000,000
Nov. 28	2.9782	334,575,000	Fixed	250,000,000
Nov. 28	2.9856	133,970,000	Fixed	100,000,000
Nov. 29	2.96	133,780,000	Fixed	100,000,000
Dec. 1	2.9978	135,510,000	Fixed	100,000,000
Dec. 1	2.99	135,420,000	Fixed	100,000,000
Dec. 1	2.98	135,660,000	Fixed	100,000,000
Dec. 1	2.9926	135,880,000	Fixed	100,000,000
Dec. 5	2.8769	336,125,000	Fixed	250,000,000
Dec. 6	2.822	134,700,000	Fixed	100,000,000
2033 — Jan. 12	3.124	134,350,000	Fixed	100,000,000
Jan. 19	2.874	133,950,000	Fixed	100,000,000
Feb. 14	3.1042	200,385,000	Fixed	150,000,000
Feb. 27	3.396	338,375,000	SOFR	250,000,000
Feb. 27	3.338	271,200,000	SOFR	200,000,000
Feb. 28	3.3934	136,340,000	Fixed	100,000,000
Mar. 3	3.346	272,660,000	SOFR	200,000,000
Mar. 3	3.3245	407,730,000	SOFR	300,000,000
Mar. 3	3.3965	136,060,000	SOFR	100,000,000
Apr. 20	3.0569	267,820,000	Fixed	200,000,000
Apr. 24	3.027	134,750,000	Fixed	100,000,000
Apr. 24	3.0021	201,765,000	Fixed	150,000,000
Apr. 26	2.92	135,470,000	SOFR	100,000,000
May 3	2.8692	149,160,000	SOFR	110,000,000
May 4	2.841	204,360,000	SOFR	150,000,000
May 5	2.7805	272,420,000	SOFR	200,000,000
May 9	2.9129	150,337,600	SOFR	112,000,000
Jun. 5	3.1661	274,922,900	SOFR	203,000,000
Jun. 13	3.3941	202,768,000	SOFR	152,000,000
Jun. 27	3.3527	132,030,000	SOFR	100,000,000
Jun. 28	3.283	328,850,000	SOFR	250,000,000
Jun. 29	3.2953	328,925,000	SOFR	250,000,000
Jul. 19	3.3951	488,437,000	Fixed	370,000,000
Aug. 3	3.5811	266,000,000	Fixed	200,000,000
Aug. 4	3.6346	133,460,000	Fixed	100,000,000
Aug. 9	3.5806	267,020,000	Fixed	200,000,000
Aug. 10	3.461	269,480,000	Fixed	200,000,000
Aug. 30	3.6587	204,120,000	Fixed	150,000,000
Sep. 1	3.5816	270,520,000	SOFR	200,000,000
Sep. 5	3.5575	270,900,000	Fixed	200,000,000
Sep. 11	3.6807	136,510,000	Fixed	100,000,000
Sep. 11	3.673	136,700,000	Fixed	100,000,000
Sep. 14	3.7123	203,325,000	Fixed	150,000,000
Oct. 13	3.932	272,180,000	Fixed	200,000,000
Oct. 16	4.001	136,540,000	Fixed	100,000,000
Oct. 20	4.1125	273,900,000	Fixed	200,000,000
Oct. 31	4.0000	138,570,000	Fixed	100,000,000
Oct. 31	4.0121	208,020,000	Fixed	150,000,000
Nov. 3	3.9455	207,900,000	Fixed	150,000,000
Nov. 7	3.7372	137,000,000	SOFR	100,000,000
2034 — Jan. 11	3.2053	334,975,000	SOFR	250,000,000
Jan. 11	3.2113	200,955,000	SOFR	150,000,000
Jan. 23	3.5	269,600,000	SOFR	200,000,000
Jan. 29	3.4596	202,650,000	SOFR	150,000,000
Jan. 31	3.468	134,430,000	SOFR	100,000,000
Feb. 1	3.4484	134,160,000	SOFR	100,000,000
Feb. 5	3.297	168,025,000	SOFR	125,000,000
Feb. 5	3.2958	134,490,000	SOFR	100,000,000
Feb. 9	3.4484	168,287,500	SOFR	125,000,000
Feb. 9	3.4484	484,920,000	SOFR	360,000,000
Feb. 9	3.4484	134,700,000	SOFR	100,000,000
Feb. 16	3.5477	203,205,000	SOFR	150,000,000
Mar. 20	3.4832	407,610,000	SOFR	300,000,000
Mar. 20	3.4882	135,880,000	SOFR	100,000,000
Mar. 21	3.4966	272,080,000	SOFR	200,000,000
Mar. 21	3.5134	135,350,000	SOFR	100,000,000
Mar. 22	3.4467	169,675,000	SOFR	125,000,000
Apr. 8	3.5908	269,660,000	SOFR	200,000,000
Apr. 9	3.5464	135,870,000	Fixed	100,000,000
Apr. 15	3.6777	204,990,000	SOFR	150,000,000
Apr. 15	3.7159	137,070,000	SOFR	100,000,000
Apr. 19	3.703	482,825,000	SOFR	350,000,000
Apr. 22	3.703	206,925,000	SOFR	150,000,000
May 8	3.6349	273,060,000	SOFR	200,000,000
July 18	3.3579	205,380,000	SOFR	150,000,000
July 18	3.3506	273,580,000	SOFR	200,000,000

		$ 75,567,802,295		USD 57,819,150,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2024), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2024 — Oct. 20	2.12130	$105,652,500	Fixed	EUR 75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000
2026 — Feb. 8	1.17530	153,574,400	Fixed	100,000,000
Apr. 8	1.6290	149,880,096	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
Oct. 3	1.4043	72,400,000	Fixed	50,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Mar. 22	2.0333	139,220,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
May 20	2.8798	135,120,000	Fixed	100,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
Oct. 3	1.4305	144,720,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000
Sep. 13	1.0101	149,720,000	Fixed	100,000,000
2029 — Feb. 20	1.93070	149,710,000	Fixed	100,000,000
May 16	1.67350	150,990,000	Fixed	100,000,000
Jun. 17	1.47780	150,300,000	Fixed	100,000,000
Jun. 27	1.45330	299,820,000	Fixed	200,000,000
Jul. 5	1.45600	44,373,000	Fixed	30,000,000
Jul. 15	1.57600	147,190,000	Fixed	100,000,000
Jul. 16	1.61500	146,730,000	Fixed	100,000,000
Aug. 23	1.19040	147,360,000	Fixed	100,000,000
Aug. 28	1.21000	148,160,000	Fixed	100,000,000
Aug. 30	1.11080	147,590,000	Fixed	100,000,000
Aug. 30	1.12240	147,300,000	Fixed	100,000,000
Sep. 23	1.40310	293,740,000	Fixed	200,000,000
Oct. 21	1.5616	134,596,000	Fixed	92,000,000
Nov. 14	1.5996	145,750,000	Fixed	100,000,000
Nov. 15	1.538	145,880,000	Fixed	100,000,000
Nov. 17	3.19000	276,800,000	Fixed	200,000,000
2030 — Jan. 6	1.6261	145,160,000	Fixed	100,000,000
Jan. 10	1.5776	289,516,000	Fixed	200,000,000
Jan. 15	1.6098	145,040,000	Fixed	100,000,000
Jan. 15	1.6121	145,150,000	Fixed	100,000,000
Feb. 18	1.3795	143,920,000	Fixed	100,000,000
Jun. 8	0.6676	130,041,500	Fixed	85,000,000
Jun. 11	0.6341	129,327,500	Fixed	85,000,000
Jun. 25	0.5443	129,956,500	Fixed	85,000,000
Jul. 2	0.5175	153,970,000	Fixed	100,000,000
Jul. 10	0.5315	153,460,000	Fixed	100,000,000
Jul. 21	0.504	155,010,000	Fixed	100,000,000
Jul. 22	0.4989	155,100,000	Fixed	100,000,000
Jul. 23	0.5137	154,030,000	Fixed	100,000,000
Jul. 30	0.4978	157,020,000	Fixed	100,000,000
Aug. 13	0.5423	156,790,000	Fixed	100,000,000
Aug. 26	0.5462	155,810,000	Fixed	100,000,000
Sep. 1	0.5824	155,560,000	Fixed	100,000,000
Sep. 4	0.577	155,050,000	Fixed	100,000,000
Sep. 18	0.5374	156,230,000	Fixed	100,000,000
Sep. 24	0.553	156,400,000	Fixed	100,000,000
Oct. 7	0.5922	156,200,000	Fixed	100,000,000
Oct. 19	0.5458	154,750,000	Fixed	100,000,000
Oct. 26	0.6272	155,520,000	Fixed	100,000,000
Oct. 27	0.6553	155,610,000	Fixed	100,000,000
Nov. 12	0.775	153,270,000	Fixed	100,000,000
Nov. 13	0.794	153,920,000	Fixed	100,000,000
Nov. 19	0.7142	155,440,000	Fixed	100,000,000
2031 — May 3	1.6003	148,910,000	Fixed	100,000,000
May 20	1.5874	147,230,000	Fixed	100,000,000
May 26	1.5575	146,980,000	Fixed	100,000,000
Oct. 21	1.6202	216,090,000	Fixed	150,000,000
2032 — Jan. 7	1.5788	215,955,000	Fixed	150,000,000
Jan. 12	1.7333	215,430,000	Fixed	150,000,000
Jan. 13	1.7145	214,830,000	Fixed	150,000,000
Jan. 20	1.8176	355,825,000	Fixed	250,000,000
Mar. 23	2.2826	138,880,000	Fixed	100,000,000
Mar. 24	2.3852	208,470,000	Fixed	150,000,000
Mar. 24	2.3948	83,208,000	Fixed	60,000,000
Jul. 7	3.0701	100,245,000	Fixed	75,000,000
Nov. 10	3.56260	134,900,000	Fixed	100,000,000
Nov. 10	3.49840	135,110,000	Fixed	100,000,000
2033 — Jan. 5	3.24000	143,980,000	Fixed	100,000,000
Jan. 13	3.05330	288,380,000	Fixed	200,000,000
Feb. 3	2.90280	145,580,000	Fixed	100,000,000
Feb. 15	3.12630	285,900,000	Fixed	200,000,000
Aug. 2	3.51890	145,410,000	Fixed	100,000,000
Aug. 31	3.58500	147,400,000	Fixed	100,000,000
Aug. 31	3.58240	147,430,000	Fixed	100,000,000
Sep. 1	3.55990	295,700,000	Fixed	200,000,000
Sep. 21	3.83060	143,470,000	Fixed	100,000,000
Oct. 3	4.11900	142,620,000	Fixed	100,000,000
2034 — Jan. 22	3.4773	146,590,000	Fixed	100,000,000
Feb. 1	3.446	145,530,000	Fixed	100,000,000
Feb. 15	3.6343	145,260,000	Fixed	100,000,000
Feb. 20	3.5049	145,420,000	Fixed	100,000,000
Feb. 20	3.6011	145,100,000	Fixed	100,000,000
Feb. 23	3.4905	146,150,000	Fixed	100,000,000
Mar. 1	3.545	146,970,000	Fixed	100,000,000
Mar. 4	3.5165	147,070,000	Fixed	100,000,000
Mar. 12	3.3382	147,440,000	Fixed	100,000,000
Mar. 14	3.385	147,380,000	Fixed	100,000,000
Mar. 15	3.4	294,700,000	Fixed	200,000,000
Mar. 20	3.5609	147,520,000	Fixed	100,000,000
Mar. 27	3.48	147,160,000	Fixed	100,000,000
Apr. 15	3.7134	146,870,000	Fixed	100,000,000
May 7	3.775	146,640,000	Fixed	100,000,000
Aug. 29	3.0837	150,360,000	Fixed	100,000,000
Aug. 30	3.0735	149,770,000	Fixed	100,000,000

		$18,982,817,496		EUR 12,927,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2024), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2024 — Oct. 23	1.5662	$ 120,869,292	Fixed	JPY 10,000,000,000
Oct. 25	1.504	120,637,448	Fixed	10,000,000,000
Dec. 9	1.6206	121,000,000	Fixed	10,000,000,000
Dec. 10	1.6095	121,770,000	Fixed	10,000,000,000
Dec. 11	1.5796	121,900,000	Fixed	10,000,000,000
Dec. 12	1.5892	121,900,000	Fixed	10,000,000,000
2025 — Feb. 5	1.3144	122,000,000	Fixed	10,000,000,000
Feb. 6	1.3164	121,600,000	Fixed	10,000,000,000
Feb. 7	1.382	121,000,000	Fixed	10,000,000,000
Feb. 10	1.3761	192,835,500	Fixed	15,950,000,000
Mar. 3	1.0584	124,000,000	Fixed	10,000,000,000
May 28	0.3873	64,300,000	Fixed	5,000,000,000
May 29	0.3825	64,050,000	Fixed	5,000,000,000
Jun. 17	0.3258	63,400,000	Fixed	5,000,000,000
Jun. 19	0.3603	63,100,000	Fixed	5,000,000,000
Oct. 2	0.3397	126,400,000	Fixed	10,000,000,000
Oct. 20	0.3244	125,300,000	Fixed	10,000,000,000
Oct. 23	0.3700	125,300,000	Fixed	10,000,000,000
Nov. 4	0.3957	126,600,000	Fixed	10,000,000,000
Nov. 20	0.436	125,838,398	Fixed	10,000,000,000
Nov. 26	0.455	124,595,066	Fixed	10,000,000,000
2026 — Jun. 7	0.943	109,892,525	Fixed	10,000,000,000
Jun. 15	0.8603	110,465,502	Fixed	10,000,000,000
Jun. 21	0.9461	111,610,880	Fixed	10,000,000,000
Jul. 26	0.8043	116,022,740	Fixed	10,000,000,000
Aug. 24	0.8328	117,453,606	Fixed	10,000,000,000
Aug. 25	0.859	115,821,172	Fixed	10,000,000,000
Sep. 3	0.858	114,584,288	Fixed	10,000,000,000
Sep. 7	0.8318	114,626,318	Fixed	10,000,000,000
Nov. 1	1.4694	108,837,614	Fixed	10,000,000,000
Nov. 2	1.4495	108,613,012	Fixed	10,000,000,000
Dec. 1	1.4723	112,069,932	Fixed	10,000,000,000
2029 — May 18	2.8375	150,037,509	Fixed	15,000,000,000
Jun. 9	3.058	239,762,156	Fixed	25,000,000,000
Jun. 15	3.251	141,362,737	Fixed	15,000,000,000
Jun. 29	3.31	190,476,190	Fixed	20,000,000,000
Jul. 5	3.32	141,576,215	Fixed	15,000,000,000
2030 — Jun. 7	2.958	292,568,754	Fixed	30,000,000,000
Jun. 8	3.026	192,400,192	Fixed	20,000,000,000
Jun. 13	3.158	285,008,550	Fixed	30,000,000,000
Jun. 23	3.4525	189,933,523	Fixed	20,000,000,000
Oct. 17	3.48200	188,679,245	Fixed	20,000,000,000
Oct. 17	3.46630	187,160,771	Fixed	20,000,000,000
2032 — Feb. 1	1.8023	165,892,502	Fixed	15,000,000,000
Mar. 17	2.115	108,695,652	Fixed	10,000,000,000
Apr. 28	2.733	150,890,252	Fixed	15,000,000,000
May 6	2.7275	150,285,543	Fixed	15,000,000,000
May 9	2.8249	147,174,254	Fixed	15,000,000,000
May 16	2.97	149,820,216	Fixed	15,000,000,000
May 27	2.7945	150,966,184	Fixed	15,000,000,000
2033 — Jun. 30	3.25640	91,886,428	Fixed	10,000,000,000
Sep. 20	3.94	274,248,103	Fixed	30,000,000,000
2034 — Mar. 20	3.692	174,398,326	Fixed	20,000,000,000
Mar. 20	3.5544	175,500,176	Fixed	20,000,000,000
Apr. 17	3.768	178,316,690	Fixed	20,000,000,000
Apr. 26	3.7704	177,116,543	Fixed	20,000,000,000
May 10	3.6218	88,300,221	Fixed	10,000,000,000
May 24	3.5964	87,382,034	Fixed	10,000,000,000
Jun. 25	3.3184	86,192,036	Fixed	10,000,000,000
Jun. 28	3.4290	128,073,770	Fixed	15,000,000,000

		$ 8,342,498,065		JPY 800,950,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2024), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2025 — Sep. 8	1.4788	$ 131,690,000	Fixed	GBP 65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000
Sep. 8	1.45800	198,950,000	Fixed	100,000,000
Sep. 8	1.46210	202,120,000	Fixed	100,000,000
Sep. 8	1.45290	131,365,000	Fixed	65,000,000
Sep. 8	1.68360	131,625,000	Fixed	65,000,000
Sep. 8	1.66710	131,950,000	Fixed	65,000,000
Sep. 8	1.61080	140,777,000	Fixed	70,000,000
Sep. 8	1.58350	200,970,000	Fixed	100,000,000
Sep. 8	1.57250	203,300,000	Fixed	100,000,000
Sep. 8	1.45380	207,800,000	Fixed	100,000,000
Sep. 8	1.32500	133,835,000	Fixed	65,000,000
Sep. 8	1.33340	288,174,000	Fixed	140,000,000
Sep. 8	1.31470	204,800,000	Fixed	100,000,000
Sep. 8	1.18950	101,650,000	Fixed	50,000,000
Sep. 8	1.25740	141,225,000	Fixed	70,000,000
Sep. 8	1.25510	282,940,000	Fixed	140,000,000
Sep. 8	1.17710	99,760,000	Fixed	50,000,000
Sep. 8	1.22870	281,848,000	Fixed	140,000,000
Sep. 8	1.13580	101,385,000	Fixed	50,000,000
2026 — Mar. 7	1.26820	142,327,500	Fixed	75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000
2031 — Dec. 21	1.31128	255,435,000	Fixed	150,000,000
2032 — Jan. 21	1.8856	169,960,000	Fixed	100,000,000
Feb. 1	1.7566	256,905,000	Fixed	150,000,000
May 5	2.9046	241,395,000	Fixed	150,000,000
Jun. 10	3.2311	157,130,000	Fixed	100,000,000
Aug. 24	2.9565	192,025,000	Fixed	125,000,000
Sep. 2	3.0631	228,600,000	Fixed	150,000,000
Sep. 2	3.0694	152,490,000	Fixed	100,000,000
Sep. 6	3.1809	227,940,000	Fixed	150,000,000
2033 — Jan. 17	2.86050	163,700,000	Fixed	100,000,000
Jan. 18	2.87480	245,175,000	Fixed	150,000,000
Apr. 19	3.07000	166,070,000	Fixed	100,000,000
Apr. 25	2.97000	167,870,000	Fixed	100,000,000
May 15	2.80500	168,710,000	Fixed	100,000,000
May 25	3.21500	167,830,000	Fixed	100,000,000
May 26	3.22000	168,070,000	Fixed	100,000,000
May 29	3.27500	168,100,000	Fixed	100,000,000
Jul. 27	3.50700	169,370,000	Fixed	100,000,000
Aug. 1	3.58000	170,050,000	Fixed	100,000,000
Aug. 8	3.69500	169,150,000	Fixed	100,000,000
Aug. 18	3.72500	171,910,000	Fixed	100,000,000
Aug. 22	3.70200	172,650,000	Fixed	100,000,000
Oct. 10	4.1483	166,910,000	Fixed	100,000,000
2034 — Feb. 1	3.48	171,130,000	Fixed	100,000,000
Apr. 5	3.6314	170,620,000	Fixed	100,000,000
May 14	3.8193	170,940,000	Fixed	100,000,000

		$ 12,768,935,800		GBP 7,194,000,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below (outstanding as of September 30, 2024), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2024 — Oct. 8	$328,496,988	USD 241,259,591

(E) FOREIGN EXCHANGE FORWARDS

The  Government  entered  into  transactions  to  purchase  (outstanding  as  of  September  30,  2024):  EUR 52,943,000  in  exchange  for USD 58,595,245,  JPY 1,905,300,000  in  exchange  for  USD 13,223,206, GBP 11,454,000  in  exchange  for  USD 14,923,624,  and  CNH 155,710,000 in  exchange  for  USD  21,980,492; USD  2,157,026,635  in  exchange  for  EUR  1,967,650,000,  USD  487,599,648  in  exchange  for JPY 70,812,300,000, USD 543,861,362 in exchange for GBP 425,703,000, and USD 814,554,265 in exchange for CNH 5,786,790,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)	Converted at USD 1.00 = CAD 1.3517, the closing rate on September 27, 2024.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2024
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(millions of dollars)
Canada Mortgage and Housing Corporation	$258,781	$—	$258,781
Canada Post Corporation	998	—	998
Export Development Canada	496	57,955	58,451
Farm Credit Canada	—	927	927
Freshwater Fish Marketing Corporation	37	—	37
Royal Canadian Mint	18	—	18

Total	$260,330	$58,882	$319,212

Source: Public Accounts of Canada 2024 (Volume 1, Table 9.5) and Public Services and Procurement Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2024 (MILLIONS OF DOLLARS)

Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	319,212

Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	2,225
Loans to farmers under the Canadian Agricultural Loans Act	74
Employment and Workforce Development
Department of Employment and Social Development
Canada Student Loans Act	—	(1)
Finance
Department of Finance
European Bank for Reconstruction and Development	—
International Bank for Reconstruction and Development	160
Global Affairs
Export Development Canada—Canada Account
Canada Development Investment Corporation—Trans Mountain Corporation	17,134
Indigenous Service
Department of Indigenous Services
Indian Economic Development Guarantee Program	—	(1)
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,654
Other approved lenders	260
Innovation, Science and Industry
Department of Industry
Canada Small Business Financing Act	1,234
College of Patent Agents and Trademark Agents	—
Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	8,828

Total—Loan guarantees	31,569

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	268,220
Natural Resources
Department of Natural Resources
Nuclear Liability Account	—

Total—Insurance programs managed by the Government	268,220

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	619,001

Less: allowance for guarantees	570

Net exposure under guarantees	618,431

Source: Public Accounts of Canada 2024 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

(1)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2024 through  November  30,  2024,  Government  of  Canada  domestic  marketable  bonds  outstanding  increased  by $9,815 million to $1,085,452 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturing Amount
October 1, 2024	0.75			$14,000,000,000
October 3, 2024	2.75	March 1, 2030	$5,000,000,000
October 11, 2024	3.25	November 1, 2026	5,000,000,000
October 17, 2024	3.50	March 1, 2034	2,000,000,000
October 18, 2024	3.25	December 1, 2034	5,000,000,000
October 25, 2024	2.75	December 1, 2055	2,000,000,000
November 1, 2024	3.00	February 1, 2027	5,500,000,000
November 1, 2024	3.00			$13,542,300,000
November 15, 2024	3.00	February 1, 2027	5,500,000,000
November 21, 2024	3.25	December 1, 2034	5,000,000,000
November 22, 2024	2.75	March 1, 2030	5,000,000,000
November 28, 2024	2.75	December 1, 2055	2,000,000,000

			$42,000,000,000	$27,542,300,000

From October 1, 2024 through November 30, 2024, six repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon (%)	Maturity Date	Amount Repurchased
October 2, 2024	3.00	November 1, 2024	$125,000,000
October 2, 2024	3.75	February 1, 2025	402,000,000
October 2, 2024	3.50	August 1, 2025	3,000,000
October 2, 2024	0.50	September 1, 2025	8,000,000
October 9, 2024	3.75	May 1, 2025	100,000,000
October 9, 2024	4.50	November 1, 2025	50,000,000
October 16, 2024	3.00	November 1, 2024	155,000,000
October 16, 2024	3.75	February 1, 2025	1,550,000,000
November 6, 2024	3.50	August 1, 2025	150,000,000
November 6, 2024	4.00	May 1, 2026	50,000,000
November 13, 2024	3.75	February 1, 2025	100,000,000
November 13, 2024	3.50	August 1, 2025	1,900,000,000
November 27, 2024	4.50	November 1, 2025	50,000,000

TREASURY BILLS

From October 1, 2024 through November 30, 2024, treasury bills outstanding decreased by $800 million to $278,700 million.

CANADA BILLS

From October 1, 2024 through November 30, 2024, Canada Bills outstanding decreased by U.S.$1,611,981,000 to U.S.$2,182,623,000.

CROSS CURRENCY SWAPS

From October 1, 2024  through  November  30,  2024,  Canadian  dollar  liabilities  of  $281,440,000  were  swapped  into  liabilities  of USD 200,000,000; and Canadian dollar liabilities of $598,070,000 were swapped into liabilities of EUR 400,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2024, the Government had outstanding transactions to purchase: EUR 1,372,000 in exchange for USD 1,455,190, JPY 49,400,000 in exchange for USD 324,922,  GBP  297,000  in  exchange  for  USD  375,922  and  CNH  4,040,000  in  exchange  for USD 561,262; USD 2,057,676,098 in exchange for  EUR  1,895,913,000,  USD  452,883,873  in  exchange  for  JPY  68,230,600,000, USD 532,432,147 in exchange for GBP 410,183,000, and USD 786,760,428 in exchange for CNH 5,575,810,000.

FOREIGN EXCHANGE SWAPS

As of November 30, 2024, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2024 – Jan. 8	$319,358,619	USD 235,388,684